Exhibit 1.1

CONSOLIDATED BALANCE SHEETS

(condensed and unaudited)

As at ($ millions)	June 30, 2019	December 31, 2018

ASSETS
Current assets
Cash and cash equivalents (note 21)	$46.3	$101.6
Accounts receivable, net of allowances	930.1	1,547.5
Inventory (note 7)	420.6	515.9
Restricted cash holdings from customers (note 21)	4.0	4.1
Regulatory assets	16.4	21.0
Risk management assets (note 14)	97.9	114.1
Prepaid expenses and other current assets (note 21)	205.7	199.9
Assets held for sale (note 5)	935.2	1,528.9
	2,656.2	4,033.0

Property, plant and equipment	10,162.5	10,929.6
Intangible assets	610.8	711.9
Operating right of use assets (note 15)	138.2	—
Goodwill (note 8)	3,971.1	4,068.2
Regulatory assets	508.3	663.0
Risk management assets (note 14)	65.5	57.7
Restricted cash holdings from customers (note 21)	3.9	6.1
Prepaid post-retirement benefits	333.4	342.7
Long-term investments and other assets (notes 9, 14, and 21)	286.5	283.1
Investments accounted for by the equity method	2,263.6	2,392.4
	$21,000.0	$23,487.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,185.4	$1,488.2
Dividends payable	22.2	22.0
Short-term debt	738.3	1,209.9
Current portion of long-term debt (notes 11 and 14)	1,516.3	890.2
Customer deposits	67.0	98.0
Regulatory liabilities	80.7	114.9
Risk management liabilities (note 14)	67.7	89.3
Operating lease liabilities (note 15)	19.3	—
Other current liabilities (note 14)	9.0	18.1
Liabilities associated with assets held for sale (note 5)	160.0	171.4
	3,865.9	4,102.0

Long-term debt (notes 11 and 14)	5,863.9	8,066.9
Asset retirement obligations	484.2	500.6
Unamortized investment tax credits	4.5	190.1
Deferred income taxes	1,110.8	957.9
Regulatory liabilities	1,314.0	1,392.8
Risk management liabilities (note 14)	172.4	213.0
Operating lease liabilities (note 15)	133.8	—
Other long-term liabilities (note 14)	114.5	122.0
Future employee obligations	295.5	302.2
	$13,359.5	$15,847.5

As at ($ millions)	June 30, 2019	December 31, 2018

Shareholders’ equity
Common shares, no par values, unlimited shares authorized; 2019 - 276.9 million and 2018 - 275.2 million issued and outstanding (note 16)	$6,682.3	$6,653.9
Preferred shares (note 16)	1,318.8	1,318.8
Contributed surplus	374.6	373.2
Accumulated deficit	(1,188.1)	(1,905.3)
Accumulated other comprehensive income (AOCI) (note 12)	292.6	579.0
Total shareholders’ equity	7,480.2	7,019.6
Non-controlling interests	160.3	620.6
Total equity	$7,640.5	$7,640.2
	$21,000.0	$23,487.7

Variable interest entities (note 10)

Commitments, guarantees and contingencies (note 18)

Seasonality (note 22)

Segmented information (note 23)

Subsequent events (note 24)

See accompanying notes to the Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME

(condensed and unaudited)

	Three months ended June 30		Six months ended June 30
($ millions except per share amounts)	2019	2018	2019	2018

REVENUE (note 13)	$1,173.9	$609.8	$3,072.0	$1,488.2

EXPENSES
Cost of sales, exclusive of items shown separately	717.2	324.7	1,856.8	862.6
Operating and administrative	309.0	146.3	658.6	287.1
Accretion expenses	1.1	2.7	2.7	5.5
Depreciation and amortization	107.1	72.9	225.8	145.5
Provisions on assets (note 6)	0.8	—	0.8	—
	1,135.2	546.6	2,744.7	1,300.7

Income from equity investments (note 6)	34.6	2.7	89.8	12.8
Other income (loss) (note 4)	37.9	(1.3)	735.3	(6.6)
Foreign exchange gains (losses)	(1.0)	0.6	(0.7)	0.6
Interest expense
Short-term debt	(9.2)	(0.4)	(26.5)	(1.2)
Long-term debt	(74.1)	(42.5)	(150.1)	(84.9)
Income before income taxes	26.9	22.3	975.1	108.2
Income tax expense (recovery) (note 20)
Current	6.7	9.8	13.6	22.5
Deferred	(39.9)	(7.6)	79.9	(1.9)
Net income after taxes	60.1	20.1	881.6	87.6

Net income (loss) applicable to non-controlling interests	1.4	2.3	(2.7)	4.6
Net income applicable to controlling interests	58.7	17.8	884.3	83.0
Preferred share dividends	(17.3)	(16.4)	(34.5)	(32.8)
Net income applicable to common shares	$41.4	$1.4	$849.8	$50.2

Net income per common share (note 17)
Basic	$0.15	$0.01	$3.08	$0.28
Diluted	$0.15	$0.01	$3.08	$0.28

Weighted average number of common shares outstanding (millions) (note 17)
Basic	276.4	179.3	275.9	177.9
Diluted	277.0	179.4	276.3	178.1

See accompanying notes to the Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(condensed and unaudited)

	Three months ended June 30		Six months ended June 30
($ millions)	2019	2018	2019	2018
Net income after taxes	$60.1	$20.1	$881.6	$87.6
Other comprehensive income (loss), net of taxes
Gain (loss) on foreign currency translation	(182.0)	58.3	(360.8)	131.5
Unrealized gain on net investment hedge (note 14)	29.5	—	68.9	—
Reclassification of actuarial gains and prior service costs on defined benefit (DB) and post-retirement benefit plans (PRB) to net income (note 19)	4.9	0.1	6.4	0.3
Curtailment of DB and PRB plan (note 19)	—	2.7	—	2.7
Adoption of ASU 2016-01	—	—	—	7.1
Other comprehensive income (loss) from equity investees	(1.5)	0.4	(0.9)	1.7
Total other comprehensive income (loss) (OCI), net of taxes (note 12)	(149.1)	61.5	(286.4)	143.3
Comprehensive income (loss) attributable to controlling interests and non-controlling interests, net of taxes	$(89.0)	$81.6	$595.2	$230.9

Comprehensive income (loss) attributable to:
Non-controlling interests	$1.4	$2.3	$(2.7)	$4.6
Controlling interests	(90.4)	79.3	597.9	226.3
	$(89.0)	$81.6	$595.2	$230.9

See accompanying notes to the Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF EQUITY

(condensed and unaudited)

Six months ended June 30 ($ millions)	2019	2018
Common shares (note 16)
Balance, beginning of period	$6,653.9	$4,007.9
Shares issued for cash on exercise of options	—	1.1
Shares issued under DRIP (1)	28.4	133.9
Balance, end of period	$6,682.3	$4,142.9
Preferred shares (note 16)
Balance, beginning of period	$1,318.8	$1,277.7
Balance, end of period	$1,318.8	$1,277.7
Contributed surplus
Balance, beginning of period	$373.2	$22.3
Share options expense	1.6	0.5
Exercise of share options	—	(0.1)
Forfeiture of share options	(0.2)	—
Sale of non-controlling interest	—	335.2
Balance, end of period	$374.6	$357.9
Accumulated deficit
Balance, beginning of period	$(1,905.3)	$(933.6)
Net income applicable to controlling interests	884.3	83.0
Common share dividends	(132.6)	(195.2)
Preferred share dividends	(34.5)	(32.8)
Adoption of ASU No. 2016-01	—	(7.1)
Balance, end of period	$(1,188.1)	$(1,085.7)
AOCI (note 12)
Balance, beginning of period	$579.0	$199.1
Other comprehensive income (loss)	(286.4)	143.3
Balance, end of period	$292.6	$342.4
Total shareholders’ equity	$7,480.2	$5,035.2

Non-controlling interests
Balance, beginning of period	$620.6	$65.8
Net income (loss) applicable to non-controlling interests	(2.7)	4.6
Sale of non-controlling interest	—	420.4
Adjustment on disposition of Northwest Hydro facilities	(489.9)	—
Contributions from non-controlling interests to subsidiaries	35.9	23.2
Distributions by subsidiaries to non-controlling interests	(3.6)	(4.5)
Balance, end of period	$160.3	$509.5
Total equity	$7,640.5	$5,544.7

(1)         Premium Dividend™, Dividend Reinvestment and Optional Cash Purchase Plan.

See accompanying notes to the Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(condensed and unaudited)

	Three months ended June 30		Six months ended June 30
	2019	2018	2019	2018
Cash from operations
Net income after taxes	$60.1	$20.1	$881.6	$87.6
Items not involving cash:
Depreciation and amortization	107.1	72.9	225.8	145.5
Provisions on assets (note 6)	0.8	—	0.8	—
Accretion expenses	1.1	2.7	2.7	5.5
Share-based compensation (note 16)	0.8	0.2	1.3	0.5
Deferred income tax expense (recovery) (note 20)	(39.9)	(7.6)	79.9	(1.9)
Losses (gains) on sale of assets (note 4)	(33.3)	0.1	(719.7)	(1.2)
Income from equity investments	(34.6)	(2.7)	(89.8)	(12.8)
Unrealized losses (gains) on risk management contracts (note 14)	12.9	(21.9)	6.1	(22.5)
Realized loss on expiry of foreign exchange options	—	36.0	—	36.0
Losses on investments	4.3	5.4	3.0	14.8
Amortization of deferred financing costs	2.4	3.2	6.3	6.3
Provision for doubtful accounts	3.1	—	15.0	—
Net change in pension and other post retirement benefits	(1.6)	—	4.5	—
Other	4.9	(0.4)	6.3	(0.2)
Asset retirement obligations settled	(1.3)	(0.9)	(6.0)	(1.6)
Distributions from equity investments	31.0	5.8	64.4	12.5
Changes in operating assets and liabilities (note 21)	85.1	34.0	148.1	67.8
	$202.9	$146.9	$630.3	$336.3
Investing activities
Acquisition of property, plant and equipment	(309.4)	(112.9)	(542.3)	(195.2)
Acquisition of intangible assets	(14.0)	(3.1)	(18.7)	(4.7)
Contributions to equity investments	(48.4)	—	(133.8)	(19.4)
Proceeds from disposition of investments	—	7.9	—	13.1
Proceeds from disposition of assets, net of transaction costs (note 4)	379.1	0.9	1,808.5	10.0
Proceeds from disposition of financing receivable (note 4)	—	—	73.5	—
	$7.3	$(107.2)	$1,187.2	$(196.2)
Financing activities
Net repayment of short-term debt	(264.0)	(5.5)	(422.4)	(48.4)
Issuance of long-term debt, net of debt issuance costs	33.5	7.6	597.4	7.3
Repayment of long-term debt	(151.2)	(0.6)	(1,442.6)	(205.7)
Net issuance (repayment) of bankers’ acceptances	159.3	(239.9)	(524.0)	8.3
Dividends - common shares	(66.3)	(97.9)	(132.4)	(194.2)
Dividends - preferred shares	(17.3)	(16.4)	(34.5)	(32.8)
Distributions to non-controlling interest	(2.8)	(3.0)	(3.6)	(4.5)
Contributions from non-controlling interests	19.2	8.7	35.9	23.2
Net proceeds from shares issued on exercise of options	—	0.5	—	1.0
Net proceeds from issuance of common shares	18.4	68.0	28.4	133.9
Net proceeds from sale of non-controlling interest	—	921.0	—	921.0
Other	—	(0.2)	—	(0.5)
	$(271.2)	$642.3	$(1,897.8)	$608.6
Change in cash, cash equivalents and restricted cash	(61.0)	682.0	(80.3)	748.7
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3.8)	0.6	(7.7)	1.3
Net change in cash classified within assets held for sale	—	—	4.9	—
Cash, cash equivalents, and restricted cash beginning of period	182.8	111.1	201.1	43.7
Cash, cash equivalents, and restricted cash end of period (note 21)	$118.0	$793.7	$118.0	$793.7

See accompanying notes to the Consolidated Financial Statements.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Tabular amounts and amounts in footnotes to tables are in millions of Canadian dollars unless otherwise indicated.)

1.              Organization and Overview of the Business

The businesses of AltaGas are operated by AltaGas and a number of its subsidiaries including, without limitation, AltaGas Services (U.S.) Inc., AltaGas Utility Holdings (U.S.) Inc., WGL Holdings, Inc. (WGL), Wrangler 1 LLC, Wrangler SPE LLC, Washington Gas Resources Corporation, WGL Energy Services, Inc. (WGL Energy Services), and SEMCO Holding Corporation; in regards to the Midstream business, AltaGas Extraction and Transmission Limited Partnership, AltaGas Pipeline Partnership, AltaGas Processing Partnership, AltaGas Northwest Processing Limited Partnership, Harmattan Gas Processing Limited Partnership, Ridley Island LPG Export Limited Partnership, and WGL Midstream Inc. (WGL Midstream); in regards to the Power business, AltaGas Power Holdings (U.S.) Inc., WGSW, Inc., WGL Energy Systems, Inc. (WGL Energy Systems), and Blythe Energy Inc. (Blythe); and, in regards to the Utilities business, Washington Gas Light Company (Washington Gas), Hampshire Gas Company, and SEMCO Energy, Inc. (SEMCO). SEMCO conducts its Michigan natural gas distribution business under the name SEMCO Energy Gas Company (SEMCO Gas), its Alaska natural gas distribution business under the name ENSTAR Natural Gas Company (ENSTAR) and its 65 percent interest in an Alaska regulated gas storage utility under the name Cook Inlet Natural Gas Storage Alaska LLC (CINGSA).

AltaGas, a Canadian corporation, is a leading North American clean energy infrastructure company with strong growth opportunities and a focus on owning and operating assets to provide clean and affordable energy to its customers. The Corporation’s long-term strategy is to grow in attractive areas across its Utilities and Midstream business segments seeking optimal capital deployment. In the Midstream business, the Corporation is focused on optimizing the full value chain of energy exports by providing producers with solutions, including global market access off both coasts of North America via the Corporation’s footprint in two of the most prolific gas plays — the Montney and Marcellus. To optimize capital deployment, the Corporation seeks to invest in U.S. utilities located in strong growth markets with increasing capital deployment to support customer additions, system improvement and accelerated replacement programs. AltaGas has three business segments:

•                  Utilities, which serves approximately 1.6 million customers with a rate base of approximately US$3.6 billion through ownership of regulated natural gas distribution utilities across five jurisdictions in the United States and two regulated natural gas storage utilities in the United States, delivering clean and affordable natural gas to homes and businesses. The Utilities business also includes storage facilities and contracts for interstate natural gas transportation and storage services;

•                  Midstream, which includes a 70 percent interest in the recently completed Ridley Island Propane Export Terminal, allowing AltaGas to leverage its assets along the energy value chain in Western Canada including natural gas gathering and processing, natural gas liquids (NGL) extraction and fractionation, and natural gas and NGL marketing. The Midstream segment also includes transmission, storage, an interest in three regulated pipelines in the Marcellus/Utica gas formation in the northeastern United States, WGL’s retail gas marketing business, the Corporation’s 50 percent interest in AltaGas Idemitsu Joint Venture Limited Partnership (AIJVLP), and an indirectly held one-third ownership investment in Petrogas Energy Corp. (Petrogas), through which AltaGas’ interest in the Ferndale Terminal is held; and

•                  Power, which includes 1,102 MW of operational gross capacity from natural gas-fired, biomass, solar, other distributed generation and energy storage assets, certain of which are pending sale, located in Alberta, Canada and 20 states and the District of Columbia in the United States. The Power business also includes energy efficiency contracting and WGL’s retail power marketing business.

2.     Summary of Significant Accounting Policies

BASIS OF PRESENTATION

These unaudited condensed interim Consolidated Financial Statements have been prepared by management in accordance with United States Generally Accepted Accounting Principles (U.S. GAAP). As a result, these unaudited condensed interim Consolidated Financial Statements do not include all of the information and disclosures required in the annual Consolidated Financial Statements and should be read in conjunction with the Corporation’s 2018 annual audited Consolidated Financial Statements prepared in accordance with U.S. GAAP. In management’s opinion, these unaudited condensed interim Consolidated Financial Statements include all adjustments that are of a recurring nature and necessary to present fairly the financial position of the Corporation.

Pursuant to National Instrument 52-107, “Acceptable Accounting Principles and Auditing Standards” (NI 52-107), financial statements of an “SEC issuer” may be prepared in accordance with U.S. GAAP. On July 13, 2018, AltaGas filed a final short form base shelf prospectus in Alberta and a corresponding registration statement on Form F-10 in the United States, by virtue of which AltaGas is now required to file reports under section 15(d) of the Securities Exchange Act of 1934 with the United States Securities and Exchange Commission. As a result, AltaGas became an SEC issuer at such time and is now entitled to prepare its financial statements in accordance with U.S. GAAP.

PRINCIPLES OF CONSOLIDATION

These unaudited condensed interim Consolidated Financial Statements of AltaGas include the accounts of the Corporation, its subsidiaries, variable interest entities (VIEs) for which the Corporation is the primary beneficiary, and its interest in various partnerships and joint ventures where AltaGas has an undivided interest in the assets and liabilities. Investments in unconsolidated companies that AltaGas has significant influence over, but not control, are accounted for using the equity method.

Hypothetical Liquidation at Book Value (HLBV) methodology is used for certain equity method investments as well as consolidating equity investments with non-controlling interests when the governing structuring agreement over the equity investment results in different liquidation rights and priorities than what is reflected by the underlying ownership interest percentage.

All intercompany balances and transactions are eliminated on consolidation. Where there is a party with a non-controlling interest in a subsidiary that AltaGas controls, that non-controlling interest is reflected as “non-controlling interests” in the Consolidated Financial Statements. The non-controlling interests in net income (or loss) of consolidated subsidiaries are shown as an allocation of the consolidated net income and are presented separately in “net income applicable to non-controlling interests”.

USE OF ESTIMATES AND MEASUREMENT UNCERTAINTY

The preparation of Consolidated Financial Statements in accordance with U.S. GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the period. Key areas where Management has made complex or subjective judgments, when matters are inherently uncertain, include but are not limited to: determining the nature and timing of satisfaction of performance obligations and determining the transaction price and amounts allocated to performance obligations for revenue recognition; depreciation and amortization rates; determination as to whether a contract is or contains a lease; determination of the classification, term, and discount rate for leases; fair value of asset retirement obligations; fair value of property, plant and equipment and goodwill for impairment assessments; fair value of financial instruments; provisions for income taxes; assumptions used to measure employee future benefits; provisions for contingencies; and carrying value of regulatory assets and liabilities. Certain estimates are necessary for the regulatory environment in which AltaGas’ subsidiaries or affiliates operate, which often require amounts to be recorded at estimated values until these amounts are finalized pursuant to regulatory decisions or other regulatory proceedings. By their nature, these estimates are subject to measurement uncertainty and may impact the Consolidated Financial Statements of future periods.

SIGNIFICANT ACCOUNTING POLICIES

Except as noted below, these unaudited condensed interim Consolidated Financial Statements have been prepared following the same accounting policies and methods as those used in preparing the Corporation’s 2018 annual audited Consolidated Financial Statements.

The following are the Corporation’s significant accounting policies upon the adoption of ASC 842:

Leases — Lessee

AltaGas determines if an arrangement is a lease at inception. Operating leases are included in right-of-use (“ROU”) assets, current operating lease liabilities, and long term operating lease liabilities in the consolidated balance sheets. Finance leases are included in property, plant and equipment and current and long-term debt in the consolidated balance sheets.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. AltaGas uses the rate implicit in the lease when readily determinable. When the implicit lease rate is not readily determinable, AltaGas uses its incremental borrowing rate to determine the present value of lease payments. AltaGas includes lessee options to renew or terminate the lease term in the determination of the ROU asset and lease liability when exercise is reasonably certain. The operating lease ROU asset is adjusted for lease payments made in advance of the commencement date, initial direct costs and any lease incentives.

Operating lease expense is recognized on a straight-line basis over the lease term in operating and administrative expense.  Depreciation and interest expense are recorded on finance leases.

Leases — Lessor

AltaGas determines if an arrangement is a lease at inception. Lease payments under an operating lease are recognized on a straight-line basis over the term of the lease. Variable lease payments are recognized as revenue as the facts and circumstances on which the variable lease payment is based occur.

AltaGas does not include taxes assessed by governmental authorities, such as sales and related taxes, in the lease payments or variable lease payments.

ADOPTION OF NEW ACCOUNTING STANDARDS

Effective January 1, 2019, AltaGas adopted the following Financial Accounting Standards Board (FASB) issued Accounting Standards Updates (ASU):

•                  ASU No. 2016-02 “Leases” and all related amendments (collectively “ASC 842”). AltaGas has applied ASC 842 using the modified retrospective approach as of the effective date of the new standard. Comparative information has not been restated and continues to be reported under the previous lease guidance ASC 840. AltaGas has applied the package of transition practical expedients which permitted the Corporation to not reassess (a) whether any expired or existing contracts contain leases, (b) lease classifications for any expired or existing leases, and (c) initial direct costs for any existing leases. In addition, AltaGas applied the transition practical expedient that permitted the Corporation to grandfather its accounting policy for land easements that existed as of, or expired, before January 1, 2019. The transition practical expedient to not separate lease and non-lease components for its building, office equipment, transportation equipment and vehicle leases has been elected for lessee arrangements. The transition practical expedient to not separate lease and non-lease components for its lessor arrangements related to Power assets and Midstream processing facilities has also been elected. AltaGas has applied the short term lease recognition exemption under which lease arrangements with a term of twelve months or less, including extension options that are reasonably certain of being exercised, are exempt from the recognition of a right of use asset and lease liability and recorded as an expense over the term of the lease. This exemption applies to all classes of assets.

On adoption of ASC 842, all operating leases were recognized on the balance sheet. The adoption resulted in an increase to long-term assets of approximately $181.0 million and an increase to long-term liabilities of approximately $170.5 million (net of the current portion that is recorded in current liabilities of approximately $23.3 million). The lease related liabilities were measured using the present value of the remaining minimum lease payments for existing leases discounted using the Corporation’s incremental borrowing rate as of January 1, 2019. For operating leases, the associated right-of-use assets were measured at the amount equal to the lease liabilities on January 1, 2019, adjusted for any prepaid or accrued lease payments and the remaining balance of any lease incentives received. The adoption of ASC 842 did not impact lessor accounting, the consolidated statement of income, or the consolidated statement of cash flow.

Please also refer to Note 15 of the unaudited condensed interim Consolidated Financial Statements as at and for the six months ended June 30, 2019 for further details;

•                  ASU No. 2017-08 “Receivables — Nonrefundable Fees and Other Costs: Premium Amortization on Purchased Callable Debt Securities. The amendments in this ASU shorten the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. The adoption of this ASU did not have a material impact on AltaGas’ consolidated financial statements;

•                  ASU No. 2017-11 “Earnings per Share and Derivatives and Hedging — Distinguishing Liabilities from Equity: Accounting for Certain Financial Instruments with Down Round Features, Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Non-controlling Interests with a Scope Exception”. The amendments in this ASU simplify the accounting for certain equity-linked financial instruments and embedded features with down round features that reduce the exercise price when pricing of a future round of financing is lower. The amendments in this ASU also require entities that present EPS under ASC 260 to recognize the effect of a down round feature in a freestanding equity-classified financial instrument only when it is triggered. The adoption of this ASU did not have a material impact on AltaGas’ consolidated financial statements;

•                  ASU No. 2018-07 “Compensation — Stock Compensation: Improvements to Nonemployee Share-Based Payment Accounting”. The amendments in this ASU expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees, with the objective of making the measurement consistent with employee share based payment awards. The adoption of this ASU did not have a material impact on AltaGas’ consolidated financial statements;

•                  ASU No. 2018-08 “Not-for-Profit-Entities — Clarifying the Scope and the Accounting Guidance for Contributions Received and Contributions Made”. The amendments in this ASU clarify whether a transfer of assets is a contribution or an exchange transaction. The adoption of this ASU did not have a material impact on AltaGas’ consolidated financial statements;

•                  ASU No. 2018-15 “Intangibles — Goodwill and Other — Internal-Use Software: Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement (CCA) that is a Service Contract”. The amendments in this ASU align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). The adoption of this ASU did not have a material impact on AltaGas’ consolidated financial statements;

•                  ASU No. 2018-16 “Derivatives and Hedging: Inclusion of the Second Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes”. The amendments in this ASU permit the use of Overhead Index Swap (OIS) rate based on SOFR as a U.S. benchmark interest rate for hedge accounting purposes. The adoption of this ASU did not have a material impact on AltaGas’ consolidated financial statements.

FUTURE CHANGES IN ACCOUNTING PRINCIPLES

In June 2016, FASB issued ASU No. 2016-13 “Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments”. The amendments in this ASU replace the current “incurred loss” impairment methodology with an “expected loss” model for financial assets measured at amortized cost. The amendments in this ASU are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. AltaGas is currently assessing the impact of this ASU on its consolidated financial statements.

In August 2018, FASB issued ASU No. 2018-13 “Fair Value Measurement — Disclosure Framework: Changes to the Disclosure Requirements for Fair Value Measurement”. The amendments in this ASU modify the disclosure requirements on fair value measurements. The amendments in this update are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The adoption of this ASU is not expected to have a material impact on AltaGas’ consolidated financial statements.

In August 2018, FASB issued ASU No. 2018-14 “Compensation-Retirement Benefits-Defined Benefit Plans — General: Disclosure Framework — Changes to the Disclosure Requirements for the Defined Benefit Plans”. The amendments in this ASU modify the disclosure requirements on defined benefit pension and other post-retirement plans. The amendments in this update are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. The adoption of this ASU is not expected to have a material impact on AltaGas’ consolidated financial statements.

In October 2018, FASB issued ASU No. 2018-17 “Consolidation: Targeted Improvements to Related Party Guidance for Variable Interest Entities”. The amendments in this ASU provide a private-company scope exception to the VIE guidance for certain entities and clarify that indirect interest held through related parties under common control will be considered on a proportional basis when determining whether fees paid to decision makers and service providers are variable interests. The amendments in this ASU are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. An entity should apply the amendments retrospectively with a cumulative-effect adjustment to retained earnings at the beginning of the earliest period presented. Early adoption is permitted. The adoption of this ASU is not expected to have a material impact on AltaGas’ consolidated financial statements.

In March 2019, FASB issued ASU No. 2019-01 “Leases: Codification Improvements”. The amendments in this ASU provide a fair value exception for lessors that are not manufacturers or dealers, clarify the presentation of principal payments received under sales-type and direct finance leases on the statements of cash flows, and clarify transition disclosure requirements for the adoption of ASC 842. The amendments on the fair value exception and on the presentation on the statement of cash flows are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The amendment on the transition disclosure requirement is effective upon adoption of ASC 842. The adoption of this ASU is not expected to have a material impact on AltaGas’ consolidated financial statements.

In April 2019, FASB issued ASU No. 2019-04 “Financial Instruments - Credit Losses, Derivatives and Hedging, and Codification Improvements”. The amendments in this ASU provide clarification and improve the codification in recently issued accounting standards on credit losses (ASU 2016-13), hedging (ASU 2017-12), and recognizing and measuring financial instruments (ASU

2016-01). The amendments related to credit losses have the same effective date and transition requirements as ASU 2016-13,  the amendments related to hedge accounting are effective as of the beginning of the first annual period beginning after issuance of this ASU and may be applied retrospectively to the date ASU 2017-12 was adopted or prospectively with some exceptions, and the amendments related to financial instruments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The adoption of this ASU is not expected to have a material impact on AltaGas’ consolidated financial statements.

In May 2019, FASB issued ASU No. 2019-05 “Financial Instruments - Credit Losses: Targeted Transition Relief”. The amendments in this ASU provide entities that have certain instruments within the scope of Subtopic 326-20 - Financial Instruments - Credit Losses - Measured at Amortized Cost (other than held-to-maturity debt securities) a one-time irrevocable option to elect fair value treatment on an eligible instrument-by-instrument basis. The effective date and transition methodology for the amendments in this ASU are the same as ASU 2016-13. The adoption of this ASU is not expected to have a material impact on AltaGas’ consolidated financial statements.

3.     Acquisition of WGL Holdings, Inc.

Following the receipt of all required federal, state, and local regulatory approvals, on July 6, 2018 the Corporation acquired WGL (the WGL Acquisition). The WGL Acquisition was accounted for as a business combination using the acquisition method of accounting whereby the acquired assets and assumed liabilities are recorded at their estimated fair values at the date of acquisition. The excess of purchase price over estimated fair values of assets acquired and liabilities assumed was recognized as goodwill at the acquisition date.

The following table summarizes the purchase price allocation representing the consideration paid and the fair value of the net assets acquired as at July 6, 2018 using an exchange rate of 1.31 to convert U.S. dollars to Canadian dollars. As of June 30, 2019, the purchase price allocation is final and reflects Management’s best estimate of the fair value of WGL’s assets and liabilities. In the first half of 2019, based on new information obtained in the period and further refinement of assumptions, adjustments to the purchase price allocation included amounts relating to intangible assets, deferred income taxes, pension liabilities, current liabilities, other long-term liabilities, valuation of equity investments in Midstream pipelines, and deferred rent, resulting in a net increase to goodwill of approximately $92.2 million (note 8).

The following table summarizes the estimated fair values that were assigned to the net assets of WGL at the date of acquisition:

Purchase consideration	$5,973

Fair value assigned to net assets
Current assets	$1,220
Property, plant and equipment	5,884
Intangible assets	577
Regulatory assets	408
Long-term investments	1,475
Other long-term assets	462
Current liabilities	(1,916)
Long-term debt	(2,548)
Preferred shares	(41)
Regulatory liabilities	(1,126)
Deferred income taxes	(741)
Other long-term liabilities	(959)
Non-controlling interest	(9)
Accumulated other comprehensive income	(2)
Fair value of net assets acquired	$2,684
Goodwill	$3,289

4.     Dispositions

Northwest Hydro Electric Facilities

On January 31, 2019, AltaGas completed the disposition of its remaining 55 percent indirect interest in the Northwest Hydro Electric facilities in British Columbia (Northwest Hydro) for net cash proceeds of approximately $1.3 billion. The disposition was completed through the sale of 55 percent of Northwest Hydro Limited Partnership, a subsidiary of AltaGas which indirectly held the Northwest Hydro facilities. As a result, AltaGas recognized a pre-tax gain on disposition of approximately $687.9 million in the Consolidated Statements of Income under the line item “other income (loss)” for the six months ended June 30, 2019.

Non-Core Midstream and Power Assets in Canada

On February 1, 2019, AltaGas completed the disposition of certain non-core Midstream and Power assets for cash proceeds of approximately $87.8 million. As a result, AltaGas recognized a pre-tax loss on disposition of approximately $1.2 million in the Consolidated Statements of Income under the line item “other income (loss)” for the six months ended June 30, 2019.

Architect of the Capitol (AOC) Project

In February 2019, AltaGas completed the disposition of a financing receivable related to the construction of an energy management services project for cash proceeds of approximately $73.5 million. As a result, AltaGas recognized a pre-tax loss on disposition of approximately $1.3 million in the Consolidated Statement of Income under the line item “other income (loss)” for the six months ended June 30, 2019.

Stonewall Gas Gathering System

On May 31, 2019, AltaGas completed the disposition of WGL Midstream’s entire interest in the Stonewall Gas Gathering System (Stonewall) to a wholly-owned subsidiary of DTE Energy Company for total gross proceeds of approximately $379.2 million (US$280 million). As a result, AltaGas recognized a pre-tax gain on disposition of $35.3 million in the Consolidated Statement of Income under the line item “other income (loss)” for the six months ended June 30, 2019.

5.     Assets Held For Sale

As at	June 30, 2019	December 31, 2018
Assets held for sale
Cash	$—	$4.9
Accounts receivable	—	85.2
Inventory	—	0.5
Property, plant and equipment	872.1	1,189.6
Intangible assets	—	248.7
Operating right of use assets	33.4	—
Goodwill	29.7	—
	$935.2	$1,528.9

Liabilities associated with assets held for sale
Accounts payable and accrued liabilities	$—	$23.8
Operating lease liabilities - current	2.4	—
Asset retirement obligations	6.4	10.8
Unamortized investment tax credits	120.1	—
Operating lease liabilities - long-term	31.1	—
Other long-term liabilities	—	136.8
	$160.0	$171.4

Distributed Generation Assets

On July 22, 2019, AltaGas announced that it has entered into a definitive agreement for the sale of its portfolio of U.S. distributed generation assets for a purchase price of approximately US$720 million, subject to customary closing conditions (Note 24). The transaction is expected to close in the third quarter of 2019. The carrying value of the assets and liabilities were classified as held for sale at June 30, 2019, which resulted in the reclassification of $930.6 million of assets to assets held for sale and $160.0 million of liabilities to liabilities associated with assets held for sale on the Consolidated Balance Sheets. These assets are recorded in the Power segment.

Capital Spare

In the second quarter of 2019, an agreement was signed for the disposal of a capital spare, comprising a turbine in storage, for a purchase price of approximately US$3.5 million. The sale is expected to close in the third quarter of 2019, and as such, $4.6 million of property, plant and equipment was classified as held for sale as at June 30, 2019. A pre-tax provision of $0.8 million was recorded in the second quarter of 2019 due to the reduction of the carrying value of the asset to fair value less costs to sell (Note 6). This asset is recorded in the Power segment.

6.     Provisions on Assets

Six months ended June 30	2019	2018
Power	$0.8	$—
	$0.8	$—

Power

In the second quarter of 2019, AltaGas recorded pre-tax provisions totaling $0.8 million in the Power segment related to a capital spare which was classified as held for sale at June 30, 2019 (Note 5). There were no provisions recorded in the Power segment in the first six months of 2018.

Utilities

There were no provisions recorded in the Utilities segment in the first six months of 2019 or 2018.

Midstream

There were no provisions recorded in the Midstream segment in the first six months of 2019 or 2018.

Provisions on investments accounted for by the equity method

In the second quarter of 2019, AltaGas signed an agreement for the sale of its equity ownership interest in two biomass plants in the United States for proceeds of approximately US$20 million. The sale is expected to close in the third quarter of 2019, subject to regulatory approval. As a result of this pending sale, during the second quarter of 2019, a pre-tax provision of $2.2 million was recorded against AltaGas’ investment in Craven Wood County Energy LP. This equity investment is in the Power segment and the provision was recorded in the Consolidated Statements of Income under the line item “Income from equity investments”.

There were no provisions on equity investments recorded during the six months ended June 30, 2018.

7.     Inventory

As at	June 30, 2019	December 31, 2018
Natural gas held in storage	$295.6	$418.0
Materials and supplies	52.5	53.3
Renewable energy credits and emission compliance instruments	45.7	38.2
Natural gas liquids	26.8	6.4
	$420.6	$515.9

8.     Goodwill

As at	June 30, 2019	December 31, 2018
Balance, beginning of period	$4,068.2	$817.3
Provisions on assets	—	(124.2)
Business acquisition (note 3)	—	3,196.4
Adjustment to goodwill on business acquisition (note 3)	92.2	—
Reclassified to assets held for sale (note 5)	(29.7)	—
Foreign exchange translation	(159.6)	178.7
Balance, end of period	$3,971.1	$4,068.2

9.     Long-Term Investments and Other Assets

As at	June 30, 2019	December 31, 2018
Investments in publicly-traded entities	$5.4	$8.4
Loan to affiliate	45.0	45.0
Deferred lease receivable	33.3	24.4
Debt issuance costs associated with credit facilities	7.2	7.9
Refundable deposits	12.1	16.2
Prepayment on long-term service agreements	79.1	82.5
Contract asset (note 13)	20.6	11.5
Rabbi trust (notes 19 and 21)	58.2	61.7
Other	25.6	25.5
	$286.5	$283.1

10.  Variable Interest Entities

Consolidated VIEs

AltaGas consolidates VIEs where the Corporation is deemed the primary beneficiary. The primary beneficiary of a VIE has the power to direct the activities of the entity that most significantly impact its economic performance such as being the provider of construction, operating and marketing services to the entity. In addition, the primary beneficiary of a VIE also has the obligation to absorb losses of the entity or the right to receive benefits that could potentially be significant to the VIE. AltaGas determined that it is the primary beneficiary of the following VIEs:

Ridley Island LPG Export Limited Partnership

On May 5, 2017, AltaGas LPG Limited Partnership (AltaGas LPG), a wholly-owned subsidiary of AltaGas, and Vopak Development Canada Inc. (Vopak), a wholly-owned subsidiary of Koninklijke Vopak N.V. (Royal Vopak), a public company incorporated under the laws of the Netherlands, formed the Ridley Island LPG Export Limited Partnership (RILE LP) to develop, own and operate the Ridley Island Propane Export Terminal (RIPET). AltaGas’ subsidiaries hold a 70 percent interest while Vopak holds a 30 percent interest in RILE LP. The construction cost of RIPET was funded by AltaGas LPG and Vopak in proportion to their respective interests in RILE LP. As part of the arrangements, AltaGas entered into a long-term agreement for the capacity of RIPET with RILE LP, and AltaGas and certain of its subsidiaries will provide construction and operating services to RILE LP.

AltaGas has determined that RILE LP is a VIE in which it holds variable interests and is the primary beneficiary. In the determination that AltaGas is the primary beneficiary of the VIE, AltaGas noted that it has the power to direct the activities that most significantly impact the VIE’s economic performance through the construction, operating and marketing services provided to RILE LP. In addition, AltaGas has the obligation to absorb the losses and the right to receive the benefits that could potentially be significant to RILE LP through the long-term agreement for the capacity of RIPET. As such, AltaGas has consolidated RILE LP.

The assets of RILE LP are the property of RILE LP and are not available to AltaGas for any other purpose. RILE LP’s asset balances can only be used to settle its own obligations. The liabilities of RILE LP do not represent additional claims against AltaGas’ general assets. AltaGas’ exposure to loss as a result of its interest as a limited partner is its net investment. AltaGas and Royal Vopak have provided limited guarantees for the obligations of their respective subsidiaries for the construction cost of RIPET. With the commencement of commercial operations at RIPET, the terms of the long-term capacity agreement between AltaGas LPG and RILE LP provide for a return on and of capital and reimbursement of RIPET operating costs by AltaGas LPG in accordance with the terms set out in the agreement.

Consolidated VIE Investments

At June 30, 2019, WGSW Inc. (WGSW) was the primary beneficiary of SFGF LLC (SFGF), SFRC, LLC (SFRC), SFGF II, LLC (SFGF II), SFEE LLC (SFEE), and ASD Solar LP (ASD), because of its ability to direct the activities most significant to the economic performance of those entities plus the right to receive potentially significant benefits or the obligation to absorb potentially significant losses. Accordingly, these VIEs have been consolidated. The majority of the assets and liabilities within these entities are included in the pending disposition of WGL’s distributed generation portfolio, and as such, have been classified as held for sale at June 30, 2019 (Note 5).

SFGF, SFRC, and SFGF II

WGSW, along with its various tax equity partners, formed the tax equity partnerships SFGF, SFRC, and SFGF II to acquire, own, and operate distributed generation solar projects nationwide. WGSW is the managing member of these investments and will provide cash equal to the purchase price of the solar projects less any contributions from the tax-equity partner for projects sold into the partnerships. WGL Energy Systems is the developer of the projects and sells them to the partnerships, and is the operations and maintenance provider. Profits and losses are allocated between the partners under the HLBV method of accounting and the portion allocated to the tax equity partner is included in “net income (loss) attributable to non-controlling interest” on the accompanying Consolidated Statements of Income and is recorded to non-controlling interest on the accompanying Consolidated Balance Sheets. At June 30, 2019, WGSW was the primary beneficiary of SFGF, SFRC, and SFGF II, because of its ability to direct the activities most significant to the economic performance of those entities plus the right to receive potentially significant benefits or the obligation to absorb potentially significant losses. Accordingly, these VIEs have been consolidated.

SFEE

In 2016, WGSW and a tax equity partner formed SFEE to acquire distributed generation solar projects that were to be developed and sold by a third-party developer or WGL Energy Systems. New projects were to be designed and constructed under long-term power purchase agreements. At June 30, 2019, WGSW was the primary beneficiary of SFEE because of its ability to direct the activities most significant to the economic performance of this entity plus the right to receive potentially significant benefits or the obligation to absorb potentially significant losses. Accordingly, SFEE has been consolidated.

ASD

WGSW is a limited partner in ASD, a limited partnership formed to own and operate a portfolio of residential solar projects, primarily rooftop photovoltaic power generation systems. SF ASD LLC, a wholly-owned subsidiary of WGL Energy Systems, has management rights and control of ASD. At June 30, 2019, WGSW was the primary beneficiary of ASD because of its ability to direct the activities most significant to the economic performance of this entity plus the right to receive potentially significant benefits or the obligation to absorb potentially significant losses. Accordingly, ASD has been consolidated.

The following table represents amounts included in the Consolidated Balance Sheets attributable to AltaGas’ consolidated VIEs:

As at	June 30, 2019	December 31, 2018
Current assets	$388.6	$1,383.5
Property, plant and equipment	346.1	619.2
Long-term investments and other assets	57.6	48.0
Current liabilities	(30.0)	(161.8)
Asset retirement obligations	(0.9)	(0.9)
Other long term liabilities	(0.5)	(3.0)
Net assets	$760.9	$1,885.0

The decrease in current assets and current liabilities associated with AltaGas’ consolidated VIEs at June 30, 2019 compared to December 31, 2018 is primarily due to the sale of Northwest Hydro Limited Partnership in January 2019 (Note 4), partially offset by the held for sale classification of VIEs included in the pending sale of WGL’s distributed generation portfolio at June 30, 2019 (Note 5).

Unconsolidated VIE Investments

Meade Pipeline Co. LLC (Meade)

In 2014, WGL Midstream and certain partners entered into a limited liability company agreement and formed Meade, a Delaware limited liability company, to develop and own, jointly with Transcontinental Gas Pipe Line Company, LLC, a regulated pipeline, Central Penn Pipeline (Central Penn), which is a segment of the larger Atlantic Sunrise project. Central Penn is an approximately 185-mile pipeline originating in Susquehanna County, Pennsylvania and extending to Lancaster County, Pennsylvania with the capacity to transport and deliver up to approximately 1.7 Bcf per day of natural gas.

As at June 30, 2019, AltaGas held an equity investment in Meade with a carrying value of $850.1 million, inclusive of fair value adjustments on acquisition date (Note 3). WGL Midstream owns a 55 percent interest in Meade (21 percent indirect interest in Central Penn). Although WGL Midstream holds greater than a 50 percent interest in Meade, Meade is not consolidated by WGL Midstream and instead is accounted for under the equity method of accounting. WGL Midstream is not the primary beneficiary of Meade as it does not have the power to direct the activities most significant to the economic performance of Meade. WGL Midstream applies the HLBV equity method of accounting and any profits and losses are included in “income from equity investments” in the accompanying Consolidated Statements of Income and are added to or subtracted from the carrying amount of AltaGas’ investment balance.

The maximum financial exposure to loss as a result of the involvement with this VIE is equal to WGL Midstream’s capital contributions.

11.       Long-Term Debt

As at	Maturity date	June 30, 2019	December 31, 2018
Credit facilities
$1,400 million unsecured extendible revolving facility(a)	15-May-2023	$222.7	$964.7
US$300 million unsecured extendible revolving facility(b)	15-May-2022	2.7	287.8
Acquisition credit facility(c)	6-Jan-2020	—	113.2
US$1,200 million revolving credit facility(d)	28-Dec-2021	1,199.4	1,637.0
US$300 million unsecured term facility(e)	27-Feb-2021	392.6	—
Medium-term notes (MTNs)
$200 million Senior unsecured - 4.55 percent	17-Jan-2019	—	200.0
$200 million Senior unsecured - 4.07 percent	1-Jun-2020	200.0	200.0
$350 million Senior unsecured - 3.72 percent	28-Sep-2021	350.0	350.0
$300 million Senior unsecured - 3.57 percent	12-Jun-2023	300.0	300.0
$200 million Senior unsecured - 4.40 percent	15-Mar-2024	200.0	200.0
$300 million Senior unsecured - 3.84 percent	15-Jan-2025	299.9	299.9
$100 million Senior unsecured - 5.16 percent	13-Jan-2044	100.0	100.0
$300 million Senior unsecured - 4.50 percent	15-Aug-2044	299.8	299.8
$350 million Senior unsecured - 4.12 percent	7-Apr-2026	349.8	349.8
$200 million Senior unsecured - 3.98 percent	4-Oct-2027	199.9	199.9
$250 million Senior unsecured - 4.99 percent	4-Oct-2047	250.0	250.0
WGL and Washington Gas medium-term notes
US$450 million Senior unsecured - 2.25 to 4.76 percent	Nov 2019	588.9	682.1
US$250 million Senior unsecured - 3.15 percent	12-Mar-2020	327.2	341.1
US$20 million Senior unsecured - 6.65 percent	20-Mar-2023	26.2	27.3
US$40.5 million Senior unsecured - 5.44 percent	11-Aug-2025	53.0	55.3
US$53 million Senior unsecured - 6.62 to 6.82 percent	Oct - 2026	69.4	72.3
US$72 million Senior unsecured - 6.40 to 6.57 percent	Feb - Sep 2027	94.2	98.2
US$52 million Senior unsecured - 6.57 to 6.85 percent	Jan - Mar 2028	68.1	70.9
US$8.5 million Senior unsecured - 7.50 percent	1-Apr-2030	11.1	11.6
US$50 million Senior unsecured - 5.70 to 5.78 percent	Jan - Mar 2036	65.4	68.2
US$75 million Senior unsecured - 5.21 percent	3-Dec-2040	98.2	102.3
US$75 million Senior unsecured - 5.00 percent	15-Dec-2043	98.2	102.3
US$300 million Senior unsecured - 4.22 to 4.60 percent	Sep - Dec 2044	392.6	409.3
US$450 million Senior unsecured - 3.80 percent	15-Sep-2046	588.9	613.9
SEMCO long-term debt
US$300 million SEMCO Senior Secured - 5.15 percent(f)	21-Apr-2020	392.6	409.3
US$82 million SEMCO Senior Secured - 4.48 percent(g)	2-Mar-2032	79.7	86.3
Fair value adjustment on WGL Acquisition (note 3)		85.5	89.0
Finance lease liabilities (note 15)		6.9	0.8
		$7,412.9	$8,992.3
Less debt issuance costs		(32.7)	(35.2)
		$7,380.2	$8,957.1
Less current portion		(1,516.3)	(890.2)
		$5,863.9	$8,066.9

(a)         Borrowings on the facility can be by way of prime loans, U.S. base-rate loans, LIBOR loans, bankers’ acceptances or letters of credit. Borrowings on the facility have fees and interest at rates relevant to the nature of the draw made.

(b)         Borrowings on the facility can be by way of U.S. base-rate loans, U.S. prime loans, LIBOR loans, or letters of credit.

(c)          The acquisition facility was repaid in full and canceled on February 1, 2019.

(d)         Borrowings on the facility can be by way of U.S. base-rate loans, U.S. prime loans, or LIBOR loans.

(e)          Borrowings on the facility can be by way of prime loans, U.S. base-rate loans, LIBOR loans, or bankers’ acceptances.

(f)           Collateral for the US$ MTNs is certain SEMCO assets.

(g)          Collateral for the CINGSA Senior secured loan is certain CINGSA assets. Alaska Storage Holding Company, LLC, a subsidiary in which AltaGas has a controlling interest, is the non-recourse guarantor of this loan.

12.       Accumulated Other Comprehensive Income

($ millions)	Available- for-sale	Defined benefit pension and PRB plans	Hedge net investments	Translation foreign operations	Equity investee	Total
Opening balance, January 1, 2019	$—	$(19.0)	$(209.2)	$801.4	$5.8	$579.0
OCI before reclassification	—	—	78.3	$(360.8)	$(0.9)	(283.4)
Amounts reclassified from OCI	—	6.0	—	—	—	6.0
Current period OCI (pre-tax)	—	6.0	78.3	(360.8)	(0.9)	(277.4)
Income tax on amounts retained in AOCI	—	—	(9.4)	—	—	(9.4)
Income tax on amounts reclassified to earnings	—	0.4	—	—	—	0.4
Net current period OCI	—	6.4	68.9	(360.8)	(0.9)	(286.4)
Ending balance, June 30, 2019	$—	$(12.6)	$(140.3)	$440.6	$4.9	$292.6

Opening balance, January 1, 2018	$(7.1)	$(11.4)	$(129.0)	$342.9	$3.7	$199.1
OCI before reclassification	—	—	—	131.5	1.7	133.2
Amounts reclassified from AOCI	—	0.4	—	—	—	0.4
Adoption of ASU No. 2016-01	7.1	—	—	—	—	7.1
Curtailment of DB and PRB plan	—	4.2	—	—	—	4.2
Current period OCI (pre-tax)	7.1	4.6	—	131.5	1.7	144.9
Income tax on amounts reclassified to earnings	—	(0.1)	—	—	—	(0.1)
Income tax on amounts related to curtailment of DB and PRB plan	—	(1.5)	—	—	—	(1.5)
Net current period OCI	7.1	3.0	—	131.5	1.7	143.3
Ending balance, June 30, 2018	$—	$(8.4)	$(129.0)	$474.4	$5.4	$342.4

Reclassification From Accumulated Other Comprehensive Income

AOCI components reclassified	Income statement line item	Three months ended June 30, 2019	Three months ended June 30, 2018
Defined benefit pension and PRB plans	Other income (loss)	$3.8	$0.2
Deferred income taxes	Income tax expenses — deferred	1.1	(0.1)
		$4.9	$0.1

AOCI components reclassified	Income statement line item	Six months ended June 30, 2019	Six months ended June 30, 2018
Defined benefit pension and PRB plans	Other income (loss)	$6.0	$0.4
Deferred income taxes	Income tax expenses — deferred	0.4	(0.1)
		$6.4	$0.3

13.       Revenue

The following tables disaggregate revenue by major sources for the period:

	Three months ended June 30, 2019
	Utilities	Midstream	Power	Corporate	Total
Revenue from contracts with customers
Commodity sales contracts	$—	$231.3	$271.3	$—	$502.6
Midstream service contracts	—	34.9	—	—	34.9
Gas sales and transportation services	390.1	—	—	—	390.1
Storage services	8.3	—	—	—	8.3
Other	2.5	1.1	7.5	—	11.1
Total revenue from contracts with customers	$400.9	$267.3	$278.8	$—	$947.0

Other sources of revenue
Revenue from alternative revenue programs (a)	$9.7	$—	$—	$—	$9.7
Leasing revenue (b)	0.2	36.2	25.4	—	61.8
Risk management and trading activities (c)(d)	—	109.0	36.1	(0.1)	145.0
Other	2.5	0.7	7.2	—	10.4
Total revenue from other sources	$12.4	$145.9	$68.7	$(0.1)	$226.9
Total revenue	$413.3	$413.2	$347.5	$(0.1)	$1,173.9

(a)         A large portion of revenue generated from the Utilities segment is subject to rate regulation and accordingly there are circumstances where the revenue recognized is mandated by the applicable regulators in accordance with ASC 980.

(b)         Revenue generated from certain of AltaGas’ gas facilities is accounted for as operating leases. For the Power segment, a significant amount of revenue earned is through power purchase agreements which are accounted for as operating leases.

(c)          Risk management activities involve the use of derivative instruments such as physical and financial swaps, forward contracts, and options. These derivatives are accounted for under ASC 815 and ASC 825. The majority of revenue generated by the Midstream and Power segments is from the physical sale and delivery of natural gas and power to end users, except for WGL Midstream (see footnote d).

(d)         WGL Midstream trading margins are reported in risk management and trading activities from the Midstream segment. WGL Midstream enters into derivative contracts for the purpose of optimizing its storage and transportation capacity as well as managing the transportation and storage assets on behalf of third parties. The trading margins of WGL Midstream, including unrealized gains and losses on derivative instruments, are netted within revenues. Gross revenues for the three months ended June 30, 2019 of $129.1 million associated with the GAIL Global (USA) LNG LLC (GAIL) contract, which are in scope of ASC 606, are reported within risk management and trading activities. While the GAIL contract is individually not accounted for as a derivative, it is inseparable from the overall trading portfolio of WGL Midstream. Revenue is recognized at a point in time based on the actual volumes of the commodity sold at the delivery point, which corresponds to the customer’s monthly invoice amount. The GAIL contract has a term of 20 years and began on March 31, 2018.

	Six months ended June 30, 2019
	Utilities	Midstream	Power	Corporate	Total
Revenue from contracts with customers
Commodity sales contracts	$—	$479.6	$551.5	$—	$1,031.1
Midstream service contracts	—	72.1	—	—	72.1
Gas sales and transportation services	1,473.5	—	—	—	1,473.5
Storage services	16.7	—	—	—	16.7
Other	4.6	1.1	17.8	—	23.5
Total revenue from contracts with customers	$1,494.8	$552.8	$569.3	$—	$2,616.9

Other sources of revenue
Revenue from alternative revenue programs (a)	$15.2	$—	$—	$—	$15.2
Leasing revenue (b)	0.5	69.3	48.1	—	117.9
Risk management and trading activities (c)(d)	—	237.1	73.9	0.2	311.2
Other	(2.3)	0.4	12.7	—	10.8
Total revenue from other sources	$13.4	$306.8	$134.7	$0.2	$455.1
Total revenue	$1,508.2	$859.6	$704.0	$0.2	$3,072.0

(a)         A large portion of revenue generated from the Utilities segment is subject to rate regulation and accordingly there are circumstances where the revenue recognized is mandated by the applicable regulators in accordance with ASC 980.

(b)         Revenue generated from certain of AltaGas’ gas facilities is accounted for as operating leases. For the Power segment, a significant amount of revenue earned is through power purchase agreements which are accounted for as operating leases.

(c)          Risk management activities involve the use of derivative instruments such as physical and financial swaps, forward contracts, and options. These derivatives are accounted for under ASC 815 and ASC 825. The majority of revenue generated by the Midstream and Power segments is from the physical sale and delivery of natural gas and power to end users, except for WGL Midstream (see footnote d).

(d)         WGL Midstream trading margins are reported in risk management and trading activities from the Midstream segment. WGL Midstream enters into derivative contracts for the purpose of optimizing its storage and transportation capacity as well as managing the transportation and storage assets on behalf of third parties. The trading margins of WGL Midstream, including unrealized gains and losses on derivative instruments, are netted within revenues. Gross revenues for the six months ended June 30, 2019 of $289.8 million associated with the GAIL Global (USA) LNG LLC (GAIL) contract, which are in scope of ASC 606, are reported within risk management and trading activities. While the GAIL contract is individually not accounted for as a derivative, it is inseparable from the overall trading portfolio of WGL Midstream. Revenue is recognized at a point in time based on the actual volumes of the commodity sold at the delivery point, which corresponds to the customer’s monthly invoice amount. The GAIL contract has a term of 20 years and began on March 31, 2018.

	Three months ended June 30, 2018
	Utilities	Midstream	Power	Corporate	Total
Revenue from contracts with customers
Commodity sales contracts	$—	$114.0	$—	$—	$114.0
Midstream service contracts	—	52.3	—	—	52.3
Gas sales and transportation services	197.3	—	—	—	197.3
Storage services	9.1	—	—	—	9.1
Other	2.4	—	—	—	2.4
Total revenue from contracts with customers	$208.8	$166.3	$—	$—	$375.1

Other sources of revenue
Revenue from alternative revenue programs (a)	$0.6	$—	$—	$—	$0.6
Leasing revenue (b)	0.1	23.7	97.3	—	121.1
Risk management and trading activities (c)	(0.1)	57.5	63.4	(14.1)	106.7
Other	1.8	(0.1)	4.6	—	6.3
Total revenue from other sources	$2.4	$81.1	$165.3	$(14.1)	$234.7
Total revenue	$211.2	$247.4	$165.3	$(14.1)	$609.8

(a)         A large portion of revenue generated from the Utilities segment is subject to rate regulation and accordingly there are circumstances where the revenue recognized is mandated by the applicable regulators in accordance with ASC 980.

(b)         Revenue generated from certain of AltaGas’ gas facilities is accounted for as operating leases. For the Power segment, a significant amount of revenue earned is through power purchase agreements which are accounted for as operating leases.

(c)          Risk management activities involve the use of derivative instruments such as physical and financial swaps, forward contracts, and options. These derivatives are accounted for under ASC 815 and ASC 825. Revenue generated by the Midstream and Power segments is from the physical sale and delivery of natural gas and power to end users.

	Six months ended June 30, 2018
	Utilities	Midstream	Power	Corporate	Total
Revenue from contracts with customers
Commodity sales contracts	$—	$221.3	$—	$—	$221.3
Midstream service contracts	—	101.8	—	—	101.8
Gas sales and transportation services	607.6	—	—	—	607.6
Storage services	18.2	—	—	—	18.2
Other	5.3	0.6	—	—	5.9
Total revenue from contracts with customers	$631.1	$323.7	$—	$—	$954.8

Other sources of revenue
Revenue from alternative revenue programs (a)	$(4.5)	$—	$—	$—	$(4.5)
Leasing revenue (b)	0.1	47.7	164.5	—	212.3
Risk management and trading activities (c)	1.1	188.0	139.2	(14.7)	313.6
Other	4.8	(0.2)	7.4	—	12.0
Total revenue from other sources	$1.5	$235.5	$311.1	$(14.7)	$533.4
Total revenue	$632.6	$559.2	$311.1	$(14.7)	$1,488.2

(a)         A large portion of revenue generated from the Utilities segment is subject to rate regulation and accordingly there are circumstances where the revenue recognized is mandated by the applicable regulators in accordance with ASC 980.

(b)         Revenue generated from certain of AltaGas’ gas facilities is accounted for as operating leases. For the Power segment, a significant amount of revenue earned is through power purchase agreements which are accounted for as operating leases.

(c)          Risk management activities involve the use of derivative instruments such as physical and financial swaps, forward contracts, and options. These derivatives are accounted for under ASC 815 and ASC 825. Revenue generated by the Midstream and Power segments is from the physical sale and delivery of natural gas and power to end users.

Revenue Recognition

The following is a description of the Corporation’s revenue recognition policy by segment and by major source of revenue from contracts with customers.

Utilities Segment

Gas Sales and Transportation Services

Customers are billed monthly based on regular meter readings. Customer billings are based on two main components: (i) a fixed service fee and (ii) a variable fee based on usage. Revenue is recognized over time when the gas has been delivered or as the service has been performed. As meter readings are performed on a cycle basis, AltaGas recognizes accrued revenue for any services rendered to its customers but not billed at month-end. The vast majority of these contracts are “at-will” as customers may cancel their service at any time, however, there are certain contracts that have terms of one year or longer. For these long-term contracts, there is generally a contract demand specified in the contract whereby the customer has to pay regardless of whether or not gas has been delivered. These contracts generally do not contain any make up rights and revenue is recognized on a monthly basis as service has been performed.

Gas Storage Services

Gas storage customers are billed monthly for services provided. Customer billings are based on four components: (i) reservation charges; (ii) capacity charges; (iii) injection/withdrawal charges; and (iv) excess charges. Reservation charges are based on the customer’s contract withdrawal quantity, capacity charges are based on the customer’s total contract quantity, and injection/withdrawal charges are based on the volume of gas delivered to or from the customer. Excess charges are applied to each day that the storage quantity exceeds 100 percent of the customer’s maximum storage quantity. Revenue is recognized as the service has been performed over time on a monthly basis, which corresponds to the invoice amount. The majority of these contracts have terms extending beyond one year.

Midstream Segment

Commodity Sales

A portion of the NGL production from AltaGas’ extraction facilities is subject to frac spread between NGLs extracted and the natural gas purchased to make up the heating value of the NGLs extracted. For commodity sales contracts that do not meet the definition of a derivative or for contracts whereby AltaGas has elected to apply the normal purchase normal sales scope exception, the sales contract is accounted for under ASC 606. These commodity sales contracts have varying terms but the majority of the contracts have a one-year term which coincides with the NGL year. AltaGas recognizes revenue for commodity sales contracts at a point in time based on the actual volumes of the commodity sold at the delivery point, which corresponds to the customer’s monthly invoice amount.

Commodity sales contracts at the Ridley Island Propane Export Terminal (RIPET) generate revenue from the sale and delivery of liquid propane purchased from upstream producers. Revenue from these sales contracts is recognized when propane is loaded onto transport vessels; the delivery point. AltaGas has the right to consideration in an amount that directly corresponds to the volumes of propane loaded on a vessel.

Commodity sales also include gas sales to residential, commercial and industrial customers in certain states where WGL Energy Services is authorized as a competitive service provider. These commodity sales contracts have varying terms that generally range from one to five years. Customers are billed monthly based on the amount of gas delivered to the customer. Revenue is recognized based on the amount the Corporation is entitled to invoice the customer.

Midstream Service Contracts

AltaGas earns revenue from its field gathering and processing facilities, extraction facilities, and transmission systems through a variety of contractual arrangements. For arrangements that do not contain a lease, the revenue is accounted for under ASC 606 as follows:

Fee-for-service — The customer is charged a fee for the service provided on a per unit volume basis. Contract terms generally range from one month to up to the life of the reserves. Revenue under this type of arrangement is recognized over time as the service is provided, which corresponds to the customer’s monthly invoice amount.

Take-or-pay — The customer has agreed to a minimum volume commitment whereby the customer must have AltaGas process or deliver a specified volume at a rate per unit that is specified in the contract. Quantities that the customer is unable to deliver are considered deficiency quantities. Certain of AltaGas’ take-or-pay contracts contain provisions whereby the customer can make up deficiency quantities in subsequent periods. Under this type of arrangement, any consideration received relating to the deficiency quantities that will be made up in a future period will be deferred until either: (i) the customer makes up the volumes or (ii) the likelihood that the customer will make up the volumes before the make up period expires becomes remote. If AltaGas does not expect the customer to make up the deficiency quantities (also referred to as breakage amount), AltaGas may recognize the expected breakage amount as revenue before the make up period expires. Significant judgment is required in estimating the breakage amount. For contracts where the customer has no make up rights, revenue is recognized on a monthly basis based on the higher of (i) the actual quantity delivered times the per unit rate or (ii) the contracted minimum amount.

Power Segment

For the Power segment, a significant amount of revenue earned is through power purchase agreements which are accounted for as operating leases. In instances where power generation is not sold under a power purchase agreement, the commodity is sold via a merchant market, or via commodity sales agreements which are accounted for as financial instruments. For commodity sales contracts that do not meet the definition of a lease, derivative or for contracts whereby AltaGas has elected to apply the normal purchase normal sales scope exception, the sales contract is accounted for under ASC 606.

Commodity Sales

Energy generated from commercial solar and combined heating and power assets is sold under long term power purchase agreements with a general duration of approximately 20 years. These long term purchase agreements provide stable cash flow by way of contracted prices for the underlying commodities. Commodity sales also include electricity sales to residential, commercial and industrial customers in certain states where WGL Energy Services is authorized as a competitive service provider. These commodity sales contracts have varying terms that generally range from one to five years. Customers are billed monthly based on meter readings or the amount of energy delivered to the customer. Revenue is recognized based on the amount the Corporation is entitled to invoice the customer.

Contract Balances

As at June 30, 2019, a contract asset of $20.6 million has been recorded within long-term investments and other assets on the Consolidated Balance Sheets (December 31, 2018 — $11.5 million). This contract asset represents the difference in revenue recognized under a new rate in a blend-and-extend contract modification with a customer. Revenue from this contract modification will be recognized at the pre-modification rate for the remainder of the original term with the excess revenue recorded as a contract asset. The contract asset will be drawn down over the remaining term of the modified contract.

In addition, at June 30, 2019 there is a contract asset of $53.0 million (December 31, 2018 - $47.3 million) recorded within prepaid expenses and other current assets on the Consolidated Balance Sheets for WGL Energy Systems’ unbilled revenue relating to design-build construction contracts. The contract asset represents unbilled amounts typically resulting from sales under contracts when the cost-to-cost method of revenue recognition is utilized, and revenue recognized exceeds the amount billed to the customer. Right to payment is achieved when the projects are formally “accepted” by the federal government. Contract liabilities of $1.0 million (December 31, 2018 - $2.2 million) have been recorded within other current liabilities on the Consolidated Balance Sheets. The contract liabilities consist of advance payments and billings in excess of revenue recognized and deferred revenue. Contract assets and liabilities are reported in a net position on a contract-by-contract basis at the end of each reporting period.

Contract Assets

As at	June 30, 2019	December 31, 2018
Balance, beginning of period	$58.8	$—
Additions	16.8	130.1
Transfers to held for sale (a)	—	(72.2)
Transfers to accounts receivable (b)	—	(3.7)
Foreign exchange translation	(2.0)	4.6
Balance, end of period	$73.6	$58.8

(a)         In the fourth quarter of 2018, WGL Energy Systems reached an agreement for the sale of a financing receivable included in the contract asset balance. Accordingly, the receivable was classified as held for sale at December 31, 2018. In February 2019, WGL Energy Systems completed the sale of the financing receivable (note 4).

(b)         Amounts included in contract assets are transferred to accounts receivable when AltaGas’ right to consideration becomes unconditional.

Contract Liabilities

As at	June 30, 2019	December 31, 2018
Balance, beginning of period	$2.2	$—
Additions	0.9	2.6
Revenue recognized from contract liabilities (a)	(2.0)	(0.5)
Foreign exchange translation	(0.1)	0.1
Balance, end of period	$1.0	$2.2

(a)         Recognition of revenue related to performance obligations satisfied in the current period for amounts that were previously included in contract liabilities.

Transaction price allocated to the remaining obligations

The following table includes estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied as of June 30, 2019:

	Remainder of 2019	2020	2021	2022	2023	> 2023	Total
Midstream service contracts	$25.3	$52.9	$29.9	$29.4	$26.5	$219.1	$383.1
Gas sales and transportation services	0.1	0.2	0.2	0.2	0.2	1.1	2.0
Storage services	15.4	30.9	30.9	29.9	29.6	244.4	381.1
Other	20.3	14.8	2.2	1.6	1.6	7.6	48.1
	$61.1	$98.8	$63.2	$61.1	$57.9	$472.2	$814.3

AltaGas applies the practical expedient available under ASC 606 and does not disclose information about the remaining performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts for which revenue is recognized at the amount to which AltaGas has the right to invoice for performance completed, and (iii) contracts with variable consideration that is allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied promise to transfer a distinct good or service that forms part of a single performance obligation. In addition, the table above does not include any estimated amounts of variable consideration that are constrained. The majority of midstream service contracts, gas sales and transportation service contracts, and storage service contracts contain variable consideration whereby uncertainty related to the associated variable consideration will be resolved (usually on a daily basis) as volumes are processed, gas is delivered or as service is provided.

14.   Financial Instruments and Financial Risk Management

The Corporation’s financial instruments consist of cash and cash equivalents, accounts receivable, risk management contracts, certain long-term investments and other assets, accounts payable and accrued liabilities, dividends payable, short-term and long-term debt and certain other current and long-term liabilities.

Fair Value Hierarchy

AltaGas categorizes its financial assets and financial liabilities into one of three levels based on fair value measurements and inputs used to determine the fair value.

Level 1 - fair values are based on unadjusted quoted prices in active markets for identical assets or liabilities. Fair values are based on direct observations of transactions involving the same assets or liabilities and no assumptions are used. Included in this category are publicly traded shares valued at the closing price as at the balance sheet date.

Level 2 - fair values are determined based on valuation models and techniques where inputs other than quoted prices included within level 1 are observable for the asset or liability either directly or indirectly. AltaGas enters into derivative instruments in the futures, over-the-counter and retail markets to manage fluctuations in commodity prices and foreign exchange rates. The fair values of power, natural gas and NGL derivative contracts were calculated using forward prices based on published sources for the relevant period, adjusted for factors specific to the asset or liability, including basis and location differentials, discount rates, and currency exchange. The fair value of foreign exchange derivative contracts was calculated using quoted market rates. The fair value of foreign exchange option contracts was calculated using a variation of the Black-Scholes pricing model.

Level 3 - fair values are based on inputs for the asset or liability that are not based on observable market data. AltaGas uses valuation techniques when observable market data is not available. A variety of valuation methodologies are used to determine the fair value of Level 3 derivative contracts, including developed valuation inputs and pricing models. The prices used in the valuations are corroborated using multiple pricing sources, and the Corporation periodically conducts assessments to determine whether each valuation model is appropriate for its intended purpose. Level 3 derivatives include physical contracts at illiquid market locations with no observable market data, long-dated positions where observable pricing is not available over the life of the contract, contracts valued using historical spot price volatility assumptions, and valuations using indicative broker quotes for inactive market locations.

The following methods and assumptions were used to estimate the fair value of each significant class of financial instruments:

Other current liabilities - the carrying amounts approximate fair value because of the short maturity of these instruments.

Current portion of long-term debt, Long-term debt and Other long-term liabilities - the fair value of these liabilities was estimated based on discounted future interest and principal payments using the current market interest rates of instruments with similar terms. The fair value of level 3 long term debt was determined by taking the present value of the debt securities’ future cash flows discounted at interest rates that reflect market conditions as of the measurement date. The discount rate is based on the quoted market prices of the U.S. Treasury issues having a similar term to maturity, adjusted for the credit quality of the debt issuer.

Risk management assets and liabilities - the fair values of power, natural gas and NGL derivative contracts were calculated using forward prices from published sources for the relevant period. The fair value of foreign exchange derivative contracts was calculated using quoted market rates. The fair value of level 3 derivative contracts was calculated using internally developed valuation inputs and pricing models.

Equity securities — the fair value of equity securities was calculated using quoted market prices.

Loans and receivables — the fair value of these assets was estimated based on discounted future interest and principal payments using the current market interest rates of instruments with similar terms.

	June 30, 2019
As at	Carrying Amount	Level 1	Level 2	Level 3	Total Fair Value
Financial assets
Fair value through net income(a)
Risk management assets - current	$94.7	$—	$56.6	$38.1	$94.7
Risk management assets - non-current	57.4	—	16.3	41.1	57.4
Equity securities(b)	5.4	5.4	—	—	5.4
Fair value through regulatory assets/liabilities (a)
Risk management assets - current	3.2	—	—	3.3	3.3
Risk management assets - non-current	8.1	—	—	8.1	8.1
Amortized cost
Loans and receivables (b)	45.0	—	46.4	—	46.4
	$213.8	$5.4	$119.3	$90.6	$215.3
Financial liabilities
Fair value through net income(a)
Risk management liabilities - current	$60.6	$—	$43.7	$16.9	$60.6
Risk management liabilities - non-current	85.4	—	26.8	58.6	85.4
Fair value through regulatory assets/liabilities (a)
Risk management liabilities - current	7.1	—	0.2	6.9	7.1
Risk management liabilities - non-current	87.0	—	—	87.0	87.0
Amortized cost
Current portion of long-term debt	1,516.3	—	1,516.3	—	1,516.3
Long-term debt (d)	5,863.9	—	4,422.9	1,746.4	6,169.3
Other current liabilities (c)	5.7	—	5.7	—	5.7
Other long-term liabilities (c)	2.0	—	2.0	—	2.0
	$7,628.0	$—	$6,017.6	$1,915.8	$7,933.4

(a)         To manage price risk associated with acquiring natural gas supply for Maryland, Virginia, and District of Columbia utility customers, Washington Gas, a subsidiary of the Corporation, enters into physical and financial derivative transactions. Any gains and losses associated with these derivatives are recorded as regulatory liabilities or assets, respectively, to reflect the rate treatment for these economic hedging activities. Additionally, as part of its asset optimization program, Washington Gas enters into derivatives with the primary objective of securing operating margins that Washington Gas will ultimately realize. Regulatory sharing mechanisms provide for the annual realized profit from these transactions to be shared between Washington Gas’ shareholder and customers; therefore, changes in fair value are recorded through earnings, or as regulatory assets or liabilities to the extent that it is probable that realized gains and losses associated with these derivative transactions will be included in the rates charged to customers when they are realized.

(b)         Included under the line item “long-term investments and other assets” on the Consolidated Balance Sheets.

(c)          Excludes non-financial liabilities.

(d)         Long term debt classified as level 3 is comprised of the long term portion of WGL and Washington Gas medium term notes (MTN). These MTNs are classified as level 3 as they are not traded frequently or publicly traded at all, which makes observable market prices non-existent or stale.

	December 31, 2018
As at	Carrying Amount	Level 1	Level 2	Level 3	Total Fair Value
Financial assets
Fair value through net income(a)
Risk management assets - current	$99.0	$—	$68.3	$30.7	$99.0
Risk management assets - non-current	49.0	—	18.0	31.0	49.0
Equity securities(b)	8.4	8.4	—	—	8.4
Fair value through regulatory assets/liabilities (a)
Risk management assets - current	15.1	—	2.7	12.4	15.1
Risk management assets - non-current	8.7	—	—	8.7	8.7
Amortized cost
Loans and receivables (b)	45.0	—	45.2	—	45.2
	$225.2	$8.4	$134.2	$82.8	$225.4
Financial liabilities
Fair value through net income(a)
Risk management liabilities - current	72.0	—	41.3	30.7	72.0
Risk management liabilities - non-current	103.4	—	15.3	88.1	103.4
Fair value through regulatory assets/liabilities (a)
Risk management liabilities - current	17.3	—	2.9	14.4	17.3
Risk management liabilities - non-current	109.6	—	0.1	109.5	109.6
Amortized cost
Current portion of long-term debt	890.2	—	884.4	—	884.4
Long-term debt (d)	8,066.9	—	6,027.6	2,012.7	8,040.3
Other current liabilities (c)	11.2	—	11.2	—	11.2
Other long-term liabilities (c)	2.0	—	2.0	—	2.0
	$9,272.6	$—	$6,984.8	$2,255.4	$9,240.2

(a)         To manage price risk associated with acquiring natural gas supply for Maryland, Virginia, and District of Columbia utility customers, Washington Gas, a subsidiary of the Corporation, enters into physical and financial derivative transactions. Any gains and losses associated with these derivatives are recorded as regulatory liabilities or assets, respectively, to reflect the rate treatment for these economic hedging activities. Additionally, as part of its asset optimization program, Washington Gas enters into derivatives with the primary objective of securing operating margins that Washington Gas will ultimately realize. Regulatory sharing mechanisms provide for the annual realized profit from these transactions to be shared between Washington Gas’ shareholder and customers; therefore, changes in fair value are recorded through earnings, or as regulatory assets or liabilities to the extent that it is probable that realized gains and losses associated with these derivative transactions will be included in the rates charged to customers when they are realized.

(b)         Included under the line item “long-term investments and other assets” on the Consolidated Balance Sheets.

(c)          Excludes non-financial liabilities.

(d)         Long term debt classified as level 3 is comprised of the long term portion of WGL and Washington Gas medium term notes (MTN). These MTNs are classified as level 3 as they are not traded frequently or publicly traded at all, which makes observable market prices non-existent or stale.

The following table includes quantitative information about the significant unobservable inputs used in the fair value measurement of Level 3 financial instruments at June 30, 2019:

	Net Fair Value	Valuation Technique	Unobservable Inputs	Range
Natural gas	$(89.5)	Discounted Cash Flow	Natural Gas Basis Price (per dekatherm)	$(1.15)	—	$3.85
Natural gas	$(2.7)	Option Model	Natural Gas Basis Price (per dekatherm)	$(1.16)	—	$4.10
			Annualized Volatility of Spot Market Natural Gas	37.70%	—	1,186.28%
Electricity	$13.3	Discounted Cash Flow	Electricity Congestion Price (per megawatt hour)	$(6.71)	—	$67.27

The following tables provide a reconciliation of changes in net fair value of derivative assets and liabilities classified as Level 3 in the fair value hierarchy:

	June 30, 2019			June 30, 2018
For the three months ended	Natural Gas	Electricity	Total	Natural Gas	Electricity	Total
Balance, beginning of period	$(94.1)	$(7.5)	$(101.6)	$—	$—	$—
Realized and unrealized gains:
Recorded in income	4.2	18.7	22.9	—	—	—
Recorded in regulatory assets	2.5	—	2.5	—	—	—
Transfers into Level 3	0.1	—	0.1	—	—	—
Purchases	—	(6.2)	(6.2)
Settlements	(6.7)	8.5	1.8	—	—	—
Foreign exchange translation	1.8	(0.2)	1.6	—	—	—
Balance, end of period	$(92.2)	$13.3	$(78.9)	$—	$—	$—

	June 30, 2019			June 30, 2018
For the six months ended	Natural Gas	Electricity	Total	Natural Gas	Electricity	Total
Balance, beginning of period	$(148.5)	$(14.7)	$(163.2)	$—	$—	$—
Realized and unrealized gains:
Recorded in income	37.3	25.6	62.9	—	—	—
Recorded in regulatory assets	19.2	—	19.2	—	—	—
Transfers into Level 3	(5.2)	—	(5.2)	—	—	—
Transfers out of Level 3	7.2	—	7.2	—	—	—
Purchases	—	(6.1)	(6.1)
Settlements	(7.2)	8.4	1.2	—	—	—
Foreign exchange translation	5.0	0.1	5.1	—	—	—
Balance, end of period	$(92.2)	$13.3	$(78.9)	$—	$—	$—

Transfers between different levels of the fair value hierarchy may occur based on fluctuations in the valuation and on the level of observable inputs used to value the instruments from period to period. Transfers into and out of the different levels of the fair value hierarchy are presented at the fair value as of the beginning of the period. Transfers out of Level 3 during the period ended June 30, 2019 were due to an increase in valuations using observable market inputs. Transfers into Level 3 during the period ended June 30, 2019 were due to an increase in unobservable market inputs used in valuations.

Summary of Unrealized Gains (Losses) on Risk Management Contracts Recognized in Net Income

	Three months ended June 30		Six months ended June 30
	2019	2018	2019	2018
Natural gas	$(5.2)	$(5.4)	$8.3	$(11.2)
Energy exports	(4.6)	—	(8.0)	—
NGL frac spread	4.5	(8.2)	(4.5)	2.8
Power	(7.7)	(1.7)	(3.1)	(5.1)
Foreign exchange	0.1	37.2	1.2	36.0
	$(12.9)	$21.9	$(6.1)	$22.5

Offsetting of Derivative Assets and Derivative Liabilities

Certain of AltaGas’ risk management contracts are subject to master netting arrangements that create a legally enforceable right for a counterparty to offset the related financial assets and financial liabilities. As part of these master netting agreements, cash, letters of credit and parental guarantees may be required to be posted or obtained from counterparties in order to mitigate credit risk related to both derivative and non-derivative positions. Collateral balances are also offset against the related counterparties’ derivative positions to the extent the application would not result in the over-collateralization of those derivative positions on the balance sheet.

	June 30, 2019
As at	Gross amounts of recognized assets/liabilities	Gross amounts offset in balance sheet	Netting of collateral	Net amounts presented in balance sheet
Risk management assets (a)
Natural gas	$107.4	$(46.0)	$—	$61.4
Energy exports	13.7	(1.4)	16.0	28.3
NGL frac spread	12.9	(0.2)	—	12.7
Power	72.8	(11.8)	—	61.0
	$206.8	$(59.4)	$16.0	$163.4

Risk management liabilities (b)
Natural gas	$216.9	$(46.0)	$(15.3)	$155.6
Energy exports	21.8	(1.4)	—	20.4
NGL frac spread	1.2	(0.2)	—	1.0
Power	76.7	(11.8)	(1.8)	63.1
	$316.6	$(59.4)	$(17.1)	$240.1

(a)         Net amount of risk management assets on the Balance Sheet is comprised of risk management assets (current) balance of $97.9 million and risk management assets (non-current) balance of $65.5 million.

(b)         Net amount of risk management liabilities on the Balance Sheet is comprised of risk management liabilities (current) balance of $67.7 million and risk management liabilities (non-current) balance of $172.4 million.

	December 31, 2018
As at	Gross amounts of recognized assets/liabilities	Gross amounts offset in balance sheet	Netting of collateral	Net amounts presented in balance sheet
Risk management assets (a)
Natural gas	$200.8	$(82.0)	$—	$118.8
NGL frac spread	18.7	(0.7)	—	18.0
Power	42.8	(7.8)	—	35.0
	$262.3	$(90.5)	$—	$171.8

Risk management liabilities (b)
Natural gas	$340.4	$(82.0)	$(3.3)	$255.1
NGL frac spread	2.7	(0.7)	—	2.0
Power	50.6	(7.8)	1.2	44.0
Foreign exchange	1.2	—	—	1.2
	$394.9	$(90.5)	$(2.1)	$302.3

(a)         Net amount of risk management assets on the Balance Sheet is comprised of risk management assets (current) balance of $114.1 million and risk management assets (non-current) balance of $57.7 million.

(b)         Net amount of risk management liabilities on the Balance Sheet is comprised of risk management liabilities (current) balance of $89.3 million and risk management liabilities (non-current) balance of $213.0 million.

Cash Collateral

The following table presents collateral not offset against risk management assets and liabilities:

As at	June 30, 2019	December 31, 2018
Collateral posted with counterparties	$26.8	$27.6
Cash collateral held representing an obligation	$3.7	$0.8

Any collateral posted that is not offset against risk management assets and liabilities is included in line item “prepaid expenses and other current assets” in the Consolidated Balance Sheets. Collateral received and not offset against risk management assets and liabilities is included in line item “customer deposits” in the Consolidated Balance Sheets.

Certain derivative instruments contain contract provisions that require collateral to be posted if the credit rating of AltaGas or certain of its subsidiaries falls below certain levels. At June 30, 2019, AltaGas has posted $7.1 million (December 31, 2018 - nil),  of collateral related to its derivative liabilities that contained credit-related contingent features. The following table shows the aggregate fair value of all derivative instruments with credit-related contingent features that are in a liability position, as well as the maximum amount of collateral that would be required if specific credit-risk-related contingent features underlying these agreements were triggered:

As at	June 30, 2019	December 31, 2018
Risk management liabilities with credit-risk-contingent features	$42.9	$14.7
Maximum potential collateral requirements	$29.7	$7.5

Notional Summary

The following table presents the notional quantity outstanding related to the Corporation’s commodity contracts:

As at	June 30, 2019		December 31, 2018
Natural Gas
Sales	809,849,231	GJ	858,640,810	GJ
Purchases	1,545,911,043	GJ	1,638,207,391	GJ
Swaps	675,054,287	GJ	621,578,572	GJ
Energy Exports
Swaps	12,647,218	Bbl	—
NGL Frac Spread
Propane swaps	1,003,259	Bbl	1,725,114	Bbl
Butane swaps	58,357	Bbl	74,371	Bbl
Crude oil swaps	177,629	Bbl	329,230	Bbl
Natural gas swaps	4,784,184	GJ	9,490,365	GJ
Power
Sales	9,132,748	MWh	11,881,575	MWh
Purchases	8,591,436	MWh	8,507,874	MWh
Swaps	28,468,519	MWh	20,957,180	MWh

Foreign Exchange Risk

AltaGas is exposed to foreign exchange risk as changes in foreign exchange rates may affect the fair value or future cash flows of the Corporation’s financial instruments. AltaGas has foreign operations whereby the functional currency is the U.S. dollar. As a result, the Corporation’s earnings, cash flows, and OCI are exposed to fluctuations resulting from changes in foreign exchange rates. This risk is partially mitigated to the extent that AltaGas has U.S. dollar-denominated debt and/or preferred shares outstanding. AltaGas may also enter into foreign exchange forward derivatives to manage the risk of fluctuating cash flows due to variations in foreign exchange rates. As at June 30, 2019 and December 31, 2018, AltaGas did not have any outstanding foreign exchange forward contracts.

AltaGas may designate its U.S. dollar-denominated debt as a net investment hedge of its U.S. subsidiaries. As at June 30, 2019, AltaGas has designated US$1,216.5 million of outstanding debt as a net investment hedge (December 31, 2018 - US$1,494.0 million). For the three and six months ended June 30, 2019, AltaGas respectively incurred after-tax unrealized gains of $29.5 million and $68.9 million arising from the translation of debt in OCI (three and six months ended June 30, 2018 - nil).

Weather Related Instruments

WGL Energy Services utilizes heating degree day (HDD) instruments from time to time to manage weather and price risks related to its natural gas and electricity sales during the winter heating season. WGL Energy Services also utilizes cooling degree day (CDD) instruments and other instruments to manage weather and price risks related to its electricity sales during the summer cooling season. These instruments cover a portion of estimated revenue or energy-related cost exposure to variations in HDDs or CDDs. For the three and six months ended June 30, 2019, pre-tax gains of $0.1 million and $0.6 million, respectively, were recorded related to these instruments (three and six months ended June 30, 2018 - nil).

15.   Leases

Lessee

AltaGas has operating and finance leases for office space, office equipment, field equipment, rail cars, vehicles, power and gas facilities, transmission and distribution assets and land.

The components of lease expense were as follows:

	Three months ended June 30, 2019	Six months ended June 30, 2019
Operating lease cost (includes variable lease payments)	$7.5	$14.5
Finance lease cost
Amortization of right-of-use assets	$0.8	$1.6
Interest on lease liabilities	0.1	0.2
Total finance lease cost	$0.9	$1.8
Total lease cost	$8.4	$16.3

Supplemental cash flow information related to leases was as follows:

	Three months ended June 30, 2019	Six months ended June 30, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from finance leases	$(0.1)	$(0.2)
Operating cash flows from operating leases	$(4.5)	$(8.5)
Financing cash flows from finance leases (a)	$(0.9)	$(1.7)
Right-of-use assets obtained in exchange for new lease liabilities
Operating leases	$6.9	$13.9
Finance leases	$0.2	$1.0

(a)         Included within repayment of long-term debt on the Consolidated Statements of Cash Flows.

Supplemental balance sheet information related to leases was as follows:

As at	June 30, 2019
Operating Leases
Operating lease right-of-use assets
Long-term	$138.2
Included in assets held for sale (note 5)	33.4
Total operating lease right-of-use assets	171.6

Operating lease liabilities
Current	$19.3
Long-term	133.8
Included in liabilities associated with assets held for sale (note 5)	33.5
Total operating lease liabilities	$186.6

Finance Leases
Property and equipment, gross	$8.4
Accumulated depreciation	(1.5)
Property and equipment, net	$6.9

Current portion of long-term debt	$(2.5)
Long-term debt	(4.4)
Total finance lease liabilities	$(6.9)

As at	June 30, 2019
Weighted average remaining lease term (years)
Operating leases	13.8
Finance leases	5.6
Weighted average discount rate (%)
Operating leases	3.91%
Finance leases	4.12%

Maturity analysis of lease liabilities was as follows:

	Operating Leases	Finance Leases
Remainder of 2019	$22.2	$2.6
2020	23.2	2.0
2021	22.5	1.5
2022	21.7	0.7
2023	18.6	0.2
Thereafter	144.1	1.8
Total lease payments	252.3	8.8
Less: imputed interest	(65.7)	(1.9)
Total	$186.6	$6.9

As of June 30, 2019, AltaGas has additional operating leases, primarily for rail cars, that have not yet commenced of $34.8 million. These operating leases will commence later in 2019 with lease terms of up to 5.5 years.

Lessor

Certain of AltaGas’ revenues are obtained through power purchase agreements or take-or-pay contracts whereby AltaGas is the lessor in these operating lease arrangements. Minimum lease payments received are amortized over the term of the lease. Contingent rentals are recorded when the condition that created the present obligation to make such payments occurs such as when actual electricity is generated and delivered.

Maturity analysis of lease receivables was as follows:

Operating Leases
Remainder of 2019	$99.2
2020	160.7
2021	118.7
2022	119.9
2023	121.0
Thereafter	1,263.3
Total	$1,882.8

The carrying value of property, plant, and equipment associated with these leases was approximately $1.4 billion as at June 30, 2019.

AltaGas manages its risk associated with the residual value of its leased assets through strategically constructing leased facilities in key commercial regions, and retaining the ability to sell commodities and ancillary services via the merchant market or through commodity sales agreements.

16.   Shareholders’ Equity

Authorization

AltaGas is authorized to issue an unlimited number of voting common shares. AltaGas is also authorized to issue such number of Preferred Shares in series at any time as have aggregate voting rights either directly or on conversion or exchange that in the aggregate represent less than 50 percent of the voting rights attaching to the then issued and outstanding Common Shares.

Dividend Reinvestment and Optional Cash Purchase Plan (DRIP or the Plan)

The Plan consists of two components: a Dividend Reinvestment component and an Optional Cash Purchase component. The Premium Dividend™ component of the plan was suspended effective December 18, 2018.

The Plan provides eligible holders of common shares with the opportunity to, at their election, reinvest the cash dividends paid by AltaGas on their common shares towards the purchase of new common shares at a 3 percent discount to the average market price (as defined below) of the common shares on the applicable dividend payment date (the Dividend Reinvestment component of the Plan).

In addition, the Plan provides shareholders who are enrolled in the Dividend Reinvestment component of the Plan with the opportunity to purchase new common shares at the average market price (with no discount) on the applicable dividend payment date (the Optional Cash Purchase component of the Plan).

Each of the components of the Plan are subject to prorating and other limitations on availability of new common shares in certain events. The “average market price”, in respect of a particular dividend payment date, refers to the arithmetic average (calculated to four decimal places) of the daily volume weighted average trading prices of common shares on the Toronto Stock Exchange for the trading days on which at least one board lot of common shares is traded during the 10 business days immediately preceding the applicable dividend payment date. Such trading prices will be appropriately adjusted for certain capital changes (including common share subdivisions, common share consolidations, certain rights offerings and certain dividends). Shareholders resident outside of Canada (other than the U.S.) may participate in the Dividend Reinvestment component or the Optional Cash Purchase component of the Plan only if their participation is permitted by the laws of the jurisdiction in which they reside and provided that AltaGas is satisfied, in its sole discretion, that such laws do not subject the Plan or AltaGas to additional legal or regulatory requirements.

Common Shares Issued and Outstanding	Number of shares	Amount
January 1, 2018	175,279,216	$4,007.9
Shares issued on conversion of subscription receipts, net of issuance costs	84,510,000	2,305.6
Shares issued for cash on exercise of options	57,275	1.3
Deferred taxes on share issuance cost	—	13.3
Shares issued under DRIP	15,377,575	325.8
December 31, 2018	275,224,066	$6,653.9
Shares issued under DRIP	1,678,826	28.4
Issued and outstanding at June 30, 2019	276,902,892	$6,682.3

Preferred Shares

As at	June 30, 2019		December 31, 2018
Issued and Outstanding	Number of shares	Amount	Number of shares	Amount
Series A	5,511,220	$137.8	5,511,220	$137.8
Series B	2,488,780	62.2	2,488,780	62.2
Series C	8,000,000	205.6	8,000,000	205.6
Series E	8,000,000	200.0	8,000,000	200.0
Series G	8,000,000	200.0	8,000,000	200.0
Series I	8,000,000	200.0	8,000,000	200.0
Series K	12,000,000	300.0	12,000,000	300.0
Washington Gas
$4.80 series	150,000	19.7	150,000	19.7
$4.25 series	70,600	9.4	70,600	9.4
$5.00 series	60,000	7.9	60,000	7.9
Share issuance costs, net of taxes		(27.9)		(27.9)
Fair value adjustment on WGL Acquisition (note 3)		4.1		4.1
	52,280,600	$1,318.8	52,280,600	$1,318.8

Share Option Plan

AltaGas has an employee share option plan under which officers, employees, and service providers (as defined by the TSX) are eligible to receive grants. As at June 30, 2019, 19,881,454 shares were reserved for issuance under the plan. As at June 30, 2019, share options granted under the plan have a term between six and ten years until expiry and vest no longer than over a four-year period.

As at June 30, 2019, the unexpensed fair value of share option compensation cost associated with future periods was $3.3 million (December 31, 2018 - $3.7 million).

The following table summarizes information about the Corporation’s share options:

	June 30, 2019		December 31, 2018
	Options outstanding		Options outstanding
As at	Number of options	Exercise price (a)	Number of options	Exercise price (a)
Share options outstanding, beginning of period	6,309,183	$25.18	4,533,761	$32.35
Granted	2,125,824	19.14	2,811,460	16.69
Exercised	—	—	(57,275)	20.68
Forfeited	(626,172)	29.38	(878,013)	36.47
Expired	—	—	(100,750)	14.60
Share options outstanding, end of period	7,808,835	$23.20	6,309,183	$25.18
Share options exercisable, end of period	2,776,276	$31.92	2,897,723	$32.01

(a)         Weighted average.

As at June 30, 2019, the aggregate intrinsic value of the total share options exercisable was $0.1 million (December 31, 2018 - $nil), the total intrinsic value of share options outstanding was $13.3 million (December 31, 2018 - $nil) and the total intrinsic value of share options exercised was $nil (December 31, 2018 - $0.3 million).

The following table summarizes the employee share option plan as at June 30, 2019:

	Options outstanding			Options exercisable
		Weighted	Weighted average		Weighted	Weighted average
	Number	average	remaining	Number	average	remaining
	outstanding	exercise price	contractual life	exercisable	exercise price	contractual life
$ 14.24 to $18.00	2,781,205	$15.14	5.48	25,000	$17.10	0.92
$ 18.01 to $25.08	1,947,969	19.83	5.11	348,375	20.74	1.35
$ 25.09 to $50.89	3,079,661	32.62	2.98	2,402,901	33.69	2.61
	7,808,835	$23.20	4.40	2,776,276	$31.92	2.44

Medium Term Incentive Plan (MTIP) and Deferred Share Unit Plan (DSUP)

AltaGas has a MTIP for employees and executive officers, which includes restricted units (RUs) and performance units (PUs) with vesting periods between 36 to 44 months from the grant date. In addition, AltaGas has a DSUP, which allows granting of deferred share units (DSUs) to directors. DSUs granted under the DSUP vest immediately but settlement of the DSUs occur when the individual ceases to be a director.

PUs, RUs, and DSUs
(number of units)	June 30, 2019	December 31, 2018
Balance, beginning of period	15,199,775	564,549
Acquired (a)	—	5,291,621
Granted	582,397	9,502,347
Vested and paid out	(31,150)	(148,154)
Forfeited	(1,561,796)	(66,522)
Units in lieu of dividends	31,841	55,934
Outstanding, end of period	14,221,067	15,199,775

(a)         Upon close of the WGL Acquisition in 2018, AltaGas acquired WGL’s PUs. These were converted to a fixed cash amount at a value of US$1.00 per unit.

For the three and six months ended June 30, 2019, the compensation expense recorded for the MTIP and DSUP was an expense of $4.8 million and $10.2 million respectively (three and six months ended June 30, 2018 — expense of $2.7 million and $2.9 million respectively). As at June 30, 2019, the unrecognized compensation expense relating to the remaining vesting period for the MTIP was $30.5 million (December 31, 2018 - $26.9 million) and is expected to be recognized over the vesting period.

17.       Net Income Per Common Share

The following table summarizes the computation of net income per common share:

	Three months ended June 30		Six months ended June 30
	2019	2018	2019	2018
Numerator:
Net income applicable to controlling interests	$58.7	$17.8	$884.3	$83.0
Less: Preferred share dividends	(17.3)	(16.4)	(34.5)	(32.8)
Net income applicable to common shares	$41.4	$1.4	$849.8	$50.2
Denominator:
(millions)
Weighted average number of common shares outstanding	276.4	179.3	275.9	177.9
Dilutive equity instruments(a)	0.6	0.1	0.4	0.2
Weighted average number of common shares outstanding - diluted	277.0	179.4	276.3	178.1
Basic net income per common share	$0.15	$0.01	$3.08	$0.28
Diluted net income per common share	$0.15	$0.01	$3.08	$0.28

(a)         Includes all options that have a strike price lower than the average share price of AltaGas’ common shares during the periods noted.

For the three and six months ended June 30, 2019, 4.0 million and 4.1 million share options, respectively (2018 — 3.9 million and 3.9 million, respectively) were excluded from the diluted net income per share calculation as their effects were anti-dilutive.

18.       Commitments, Guarantees, and Contingencies

Commitments

AltaGas has long-term natural gas purchase and transportation arrangements, electricity purchase arrangements, service agreements, storage contracts, environmental commitments, and operating leases for office space, office equipment, rail cars, and automobile equipment, all of which are transacted at market prices and in the normal course of business.

AltaGas’ utilities have contracts to purchase natural gas, natural gas transportation and storage services from various suppliers to ensure that there is an adequate supply of natural gas to meet the needs of customers and to minimize exposure to market price fluctuations. These contracts have expiration dates that range from 2019 to 2044. In addition, WGL Energy Services also enters into contracts to purchase natural gas and electricity designed to match the duration of its sales commitments, and to secure a margin on estimated sales over the terms of existing sales contracts. WGL Midstream enters into contracts to acquire, invest in, manage and optimize natural gas storage and transportation assets.

In connection with the WGL Acquisition, AltaGas and WGL have made commitments related to the terms of the Public Service Commission of the District of Columbia (PSC of DC) settlement agreement and the conditions of approval from the Maryland Public Service Commission (PSC of MD) and the Commonwealth of Virginia State Corporation Commission (SCC of VA). Among other things, these commitments include rate credits distributable to both residential and non-residential customers, gas expansion and other programs, various public interest commitments, and safety programs. As at June 30, 2019, the total amount of merger commitments which have been expensed but are not yet paid is approximately US$19 million. In addition, there are certain additional regulatory commitments which will be expensed when the costs are incurred in the future, including the hiring of damage prevention trainers, investment of US$70 million over a 10 year period to further extend natural gas service, US$8 million for leak mitigation, and development of 15MW of either electric grid energy storage or Tier 1 renewable resources within 5 years.

In 2017, AltaGas entered into a 12-year service agreement for tug services to support the marine operations of RIPET. AltaGas is obligated to pay fixed and variable fees of approximately $26.8 million over the term of the contract.

In 2019, AltaGas entered into propane supply contracts with various counterparties to secure physical volumes required for RIPET’s export capacity commitments. The contract terms range from 1 - 15 years, for an aggregate commitment amount of approximately $716 million.

In 2014, AltaGas’ Blythe facility entered into a Long-Term Service Agreement with Siemens to complete various upgrade and maintenance services on the Combustion Turbines (CT) at Blythe. The term of the agreement is over 124,000 equivalent operating hours per CT, or 25 years, whichever comes first. As at June 30, 2019, approximately $179.4 million is expected to be paid over the next 17 years, of which $51.4 million is expected to be paid over the next five years.

In 2009, AltaGas entered into a 20-year storage agreement at the Dawn Hub in southwestern Ontario. AltaGas is obligated to pay approximately $3.5 million per annum over the term of the contract for storage services.

Guarantees

AltaGas has guaranteed payments primarily for certain commitments on behalf of some of its subsidiaries. AltaGas has also guaranteed payments for certain of its external partners. As at June 30, 2019, AltaGas has no guarantees to external parties.

Contingencies

AltaGas and its subsidiaries are subject to various legal claims and actions arising in the normal course of business. While the final outcome of such legal claims and actions cannot be predicted with certainty, the Corporation does not believe that the resolution of such claims and actions will have a material impact on the Corporation’s consolidated financial position or results of operations.

Antero Contract

Washington Gas and WGL Midstream (together, the Companies) contracted in June 2014 with Antero Resources Corporation (Antero) to buy gas from Antero at invoiced prices based on an index, and at a delivery point, specified in the contracts. Once deliveries began, however, the index price paid was more than the fair market value at the same physical delivery point, resulting in losses to the Companies. Accordingly, the Companies notified Antero that they sought to apply a contract provision that would permit the establishment of a new index. Antero objected.

The dispute was arbitrated in January 2017, and the arbitral tribunal ruled in favor of Antero on the applicability of the re-pricing mechanism but found that it lacked authority to determine whether Antero was in breach of its obligation to deliver gas to the Companies at a point where a higher price could be obtained. The Companies filed suit in state court in Colorado for a determination of that issue. Separately, Antero initiated suit against the Companies, claiming that those entities failed to purchase specified daily quantities of gas.

The two cases were consolidated and a jury trial was held in June 2019 in the County Court for Denver, Colorado. Following the trial, the jury returned a verdict in favor of Antero for approximately US$96 million, of which approximately US$11 million was against Washington Gas with the remainder against WGL Midstream. Once the judgment is officially entered, the Companies would have 49 days to file a Notice of Appeal under Colorado rules, provided the Companies file a supersedeas bond within 14 days of the judgment entry. The Companies are considering their option to appeal.

AltaGas recorded a net reduction to the acquired working capital of WGL of approximately US$45 million to account for the verdict in favor of Antero net of tax and other expected recoveries.

Silver Spring, Maryland Incident

On April 23, 2019, the National Transportation and Safety Board (NTSB) held a hearing during which it found, among other things, that the probable cause of the August 10, 2016, explosion and fire at an apartment complex on Arliss Street in Silver Spring, Maryland “was the failure of an indoor mercury service regulator with an unconnected vent line that allowed natural gas into the meter room where it accumulated and ignited from an unknown ignition source. Contributing to the accident was the location of the mercury service regulators where leak detection by odor was not readily available.” Washington Gas disagrees with the NTSB’s probable cause findings. Following this hearing, on June 10, 2019, the NTSB issued an accident report.

In connection with the incident, a total of 37 civil actions related to the incident have been filed and are pending against WGL and Washington Gas in the Circuit Court for Montgomery County, Maryland. All cases have been consolidated for discovery purposes. All of these suits seek unspecified damages for personal injury and/or property damage. The trial date for the civil actions has been scheduled for December 2, 2019. Washington Gas maintains excess liability insurance coverage from highly-rated insurers, subject to a nominal self-insured retention. Washington Gas believes that this coverage will be sufficient to cover any significant liability that may result from this incident. Given the early stage of the litigation, the outcome is not yet determinable and management is unable to make an estimate of any potential loss or range of potential losses that are reasonably possible of occurring. As a result, management has not recorded a reserve associated with this incident.

19.       Pension Plans and Retiree Benefits

The costs of the defined benefit and post-retirement benefit plans are based on management’s estimate of the future rate of return on the fair value of pension plan assets, salary escalations, mortality rates and other factors affecting the payment of future benefits.

Rabbi trusts of $63.8 million as at June 30, 2019 have been funded to satisfy the employee benefit obligations associated with WGL’s various pension plans (December 31, 2018 - $89.3 million). These balances are included in prepaid expenses and other current assets and long-term investments and other assets in the Consolidated Balance Sheets.

The net pension expense by plan for the period was as follows:

	Three months ended June 30, 2019
	Canada		United States		Total
		Post-		Post-		Post-
	Defined	retirement	Defined	retirement	Defined	retirement
	Benefit	Benefits	Benefit	Benefits	Benefit	Benefits
Current service cost (a)	$0.6	$—	$6.0	$2.2	$6.6	$2.2
Interest cost (b)	0.3	—	17.1	4.8	17.4	4.8
Expected return on plan assets (b)	(0.1)	—	(18.8)	(9.3)	(18.9)	(9.3)
Amortization of past service cost (b)	—	—	—	(5.2)	—	(5.2)
Amortization of net actuarial loss (b)	0.2	—	2.5	—	2.7	—
Net benefit cost (income) recognized	$1.0	$—	$6.8	$(7.5)	$7.8	$(7.5)

(a)         Recorded under the line item “operating and administrative” expenses on the Consolidated Statements of Income.

(b)         Recorded under the line item “other income (loss)” on the Consolidated Statements of Income.

	Three months ended June 30, 2018
	Canada		United States		Total
		Post-		Post-		Post-
	Defined	retirement	Defined	retirement	Defined	retirement
	Benefit	Benefits	Benefit	Benefits	Benefit	Benefits
Current service cost (a)	$2.4	$0.2	$2.5	$0.7	$4.9	$0.9
Interest cost (b)	1.3	0.1	3.6	1.0	4.9	1.1
Expected return on plan assets (b)	(1.5)	(0.1)	(6.0)	(1.7)	(7.5)	(1.8)
Curtailment of plan (b)	(1.0)	(0.2)	—	—	(1.0)	(0.2)
Amortization of net actuarial loss (b)	0.5	—	1.9	—	2.4	—
Net benefit cost (income) recognized	$1.7	$—	$2.0	$—	$3.7	$—

(a)         Recorded under the line item “operating and administrative” expenses on the Consolidated Statements of Income.

(b)         Recorded under the line item “other income (loss)” on the Consolidated Statements of Income.

	Six months ended June 30, 2019
	Canada		United States		Total
		Post-		Post-		Post-
	Defined	retirement	Defined	retirement	Defined	retirement
	Benefit	Benefits	Benefit	Benefits	Benefit	Benefits
Current service cost (a)	$1.2	$—	$12.0	$4.3	$13.2	$4.3
Interest cost (b)	0.6	—	34.0	9.6	34.6	9.6
Expected return on plan assets (b)	(0.2)	—	(37.5)	(18.6)	(37.7)	(18.6)
Amortization of past service cost (b)	—	—	0.1	(10.3)	0.1	(10.3)
Amortization of net actuarial loss (b)	0.4	—	10.3	—	10.7	—
Net benefit cost (income) recognized	$2.0	$—	$18.9	$(15.0)	$20.9	$(15.0)

(a)         Recorded under the line item “operating and administrative” expenses on the Consolidated Statements of Income.

(b)         Recorded under the line item “other income (loss)” on the Consolidated Statements of Income.

	Six months ended June 30, 2018
	Canada		United States		Total
		Post-		Post-		Post-
	Defined	retirement	Defined	retirement	Defined	retirement
	Benefit	Benefits	Benefit	Benefits	Benefit	Benefits
Current service cost (a)	$5.0	$0.4	$5.0	$1.4	$10.0	$1.8
Interest cost (b)	2.8	0.3	7.0	1.9	9.8	2.2
Expected return on plan assets (b)	(3.2)	(0.1)	(11.9)	(3.4)	(15.1)	(3.5)
Curtailment of plan (b)	(1.0)	(0.2)	—	—	(1.0)	(0.2)
Amortization of net actuarial loss (b)	1.1	—	3.7	—	4.8	—
Net benefit cost (income) recognized	$4.7	$0.4	$3.8	$(0.1)	$8.5	$0.3

(a)         Recorded under the line item “operating and administrative” expenses on the Consolidated Statements of Income.

(b)         Recorded under the line item “other income (loss)” on the Consolidated Statements of Income.

20.       Income Taxes

The effective income tax rates for the three and six months ended June 30, 2019 were approximately (124) percent and 9.6 percent, respectively (three and six months ended June 30, 2018 — 9.9 percent and 19.1 percent, respectively). The decrease in the effective tax rate for the three months ended June 30, 2019 was mainly due to adjustments related to the Alberta Job Creation Tax Cut. The decrease in the effective tax rate for the six months ended June 30, 2019 was mainly due to the capital gain on the sale of the remaining interest in the Northwest Hydro facilities in the first quarter of 2019, which was taxed at the capital rate, tax recoveries due to a unitary tax rate adjustment related to the WGL Acquisition, as well as a tax rate adjustment related to the Alberta Job Creation Tax Cut.

21.       Supplemental Cash Flow Information

The following table details the changes in operating assets and liabilities from operating activities:

	Three months ended June 30		Six months ended June 30
	2019	2018	2019	2018
Source (use) of cash:
Accounts receivable	$412.3	$96.1	$535.1	$130.2
Inventory	(157.7)	(30.4)	88.1	38.6
Other current assets	(12.3)	3.3	(29.0)	10.5
Regulatory assets - current	0.3	0.2	3.7	(0.4)
Accounts payable and accrued liabilities	(83.7)	(22.1)	(413.4)	(65.8)
Customer deposits	(4.5)	(0.3)	(27.0)	(11.0)
Regulatory liabilities - current	(49.6)	14.1	(31.5)	11.3
Risk management liabilities - current	11.5	—	3.8	—
Other current liabilities	1.9	2.7	(7.3)	(5.1)
Operating lease liability - current	(1.8)	—	—	—
Other operating assets and liabilities	(31.3)	(29.6)	25.6	(40.5)
Changes in operating assets and liabilities	$85.1	$34.0	$148.1	$67.8

The following cash payments have been included in the determination of earnings:

	Three months ended June 30		Six months ended June 30
	2019	2018	2019	2018
Interest paid (net of capitalized interest)	$75.3	$41.8	$176.5	$82.5
Income taxes paid	$8.2	$9.4	$16.2	$21.0

The following table is a reconciliation of cash and restricted cash balances:

As at June 30	2019	2018
Cash and cash equivalents	$46.3	$783.8
Restricted cash holdings from customers - current	4.0	4.0
Restricted cash holdings from customers - non-current	3.9	5.9
Restricted cash included in prepaid expenses and other current assets(a)	5.6	—
Restricted cash included in long-term investments and other assets(a)	58.2	—
Cash, cash equivalents and restricted cash per consolidated statement of cash flow	$118.0	$793.7

(a)         The restricted cash balances included in prepaid expenses and other current assets and long-term investments and other assets relates to Rabbi trusts associated with WGL’s pension plans (see Note 19).

22.       Seasonality

The Utilities business is highly seasonal with the majority of natural gas deliveries occurring during the winter heating season. Gas sales increase during the winter resulting in stronger first and fourth quarter results and weaker second and third quarter results.

In addition, gas and power sales under the WGL Energy Services retail business are seasonal, with larger amounts of electricity being sold in the summer and peak winter months and larger amounts of natural gas being sold in the winter months.

23.       Segmented Information

AltaGas owns and operates a portfolio of assets and services used to move energy from the source to the end-user. The following describes the Corporation’s four reporting segments:

Utilities	•	rate-regulated natural gas distribution assets in Michigan, Alaska, the District of Columbia, Maryland, and Virginia;
	•	rate-regulated natural gas storage in the United States; and
	•	equity investment in AltaGas Canada Inc.
Midstream	•	NGL processing and extraction plants;
	•	transmission pipelines to transport natural gas and NGL;
	•	natural gas gathering lines and field processing facilities;
	•	purchase and sale of natural gas;
	•	natural gas storage facilities;
	•	liquefied petroleum gas (LPG) terminal;
	•	natural gas and NGL marketing;
	•	equity investment in Petrogas, a North American entity engaged in the marketing, storage and distribution of NGL, drilling fluids, crude oil and condensate diluents;
	•	interests in three regulated gas pipelines in the Marcellus/Utica basins; and
	•	sale of natural gas to residential, commercial and industrial customers in Washington D.C., Maryland, Virginia, Delaware, and Pennsylvania.
Power	•

natural gas-fired, biomass, and solar power generation assets, certain of which are pending sale, whereby outputs are generally sold under power purchase agreements, both operational and under development;

	•	energy storage; and
	•	sale of power to residential, commercial and industrial users in Washington D.C., Maryland, Virginia, Delaware, Pennsylvania, and Ohio.
Corporate	•

the cost of providing corporate services, financing and general corporate overhead, investments in certain public and private entities, corporate assets, financing other segments and the effects of changes in the fair value of certain risk management contracts.

The following table provides a reconciliation of segment revenue to the disaggregated revenue table as disclosed under Note 13:

	Three months ended June 30, 2019
	Utilities	Midstream	Power	Corporate	Total
External revenue (note 13)	$413.3	$413.2	$347.5	$(0.1)	$1,173.9
Intersegment revenue	4.0	0.7	3.0	0.1	7.8
Segment revenue	$417.3	$413.9	$350.5	$—	$1,181.7

	Three months ended June 30, 2018
	Utilities	Midstream	Power	Corporate	Total
External revenue (note 13)	$211.2	$247.4	$165.3	$(14.1)	$609.8
Intersegment revenue	0.4	14.2	1.9	(0.1)	16.4
Segment revenue	$211.6	$261.6	$167.2	$(14.2)	$626.2

	Six months ended June 30, 2019
	Utilities	Midstream	Power	Corporate	Total
External revenue (note 13)	$1,508.2	$859.6	$704.0	$0.2	$3,072.0
Intersegment revenue	15.9	5.1	6.1	—	27.1
Segment revenue	$1,524.1	$864.7	$710.1	$0.2	$3,099.1

	Six months ended June 30, 2018
	Utilities	Midstream	Power	Corporate	Total
External revenue (note 13)	$632.6	$559.2	$311.1	$(14.7)	$1,488.2
Intersegment revenue	1.3	73.5	3.8	—	78.6
Segment revenue	$633.9	$632.7	$314.9	$(14.7)	$1,566.8

The following tables show the composition by segment:

	Three months ended June 30, 2019
	Utilities	Midstream	Power	Corporate	Intersegment Elimination (a)	Total
Segment revenue	$417.3	$413.9	$350.5	$—	$(7.8)	$1,173.9
Cost of sales	(152.9)	(282.7)	(286.3)	—	4.7	(717.2)
Operating and administrative	(193.0)	(65.1)	(44.2)	(9.8)	3.1	(309.0)
Accretion expenses	(0.1)	(0.9)	(0.1)	—	—	(1.1)
Depreciation and amortization	(68.4)	(20.2)	(15.5)	(3.0)	—	(107.1)
Provisions on assets (note 6)	—	—	(0.8)	—	—	(0.8)
Income from equity investments	1.3	35.6	(2.3)	—	—	34.6
Other income (loss)	6.8	34.4	0.8	(4.1)	—	37.9
Foreign exchange losses	—	(0.8)	—	(0.2)	—	(1.0)
Interest expense	—	—	—	(83.3)	—	(83.3)
Income (loss) before income taxes	$11.0	$114.2	$2.1	$(100.4)	$—	$26.9
Net additions (reductions) to:
Property, plant and equipment(b)	$242.8	$106.7	$21.7	$(0.1)	$—	$371.1
Intangible assets	$0.7	$1.7	$—	$1.8	$—	$4.2

(a)         Intersegment transactions are recorded at market value.

(b)         Net additions to property, plant, and equipment, and intangible assets may not agree to changes reflected in the Consolidated Statements of Cash Flows due to classification of business acquisition and foreign exchange changes on U.S. assets.

	Three months ended June 30, 2018
	Utilities	Midstream	Power	Corporate	Intersegment Elimination (a)	Total
Segment revenue	$211.6	$261.6	$167.2	$(14.2)	$(16.4)	$609.8
Cost of sales	(105.3)	(165.2)	(68.7)	—	14.5	(324.7)
Operating and administrative	(59.5)	(49.4)	(25.7)	(13.8)	2.1	(146.3)
Accretion expenses	(0.1)	(1.0)	(1.6)	—	—	(2.7)
Depreciation and amortization	(20.7)	(19.1)	(29.5)	(3.6)	—	(72.9)
Income from equity investments	0.4	0.4	1.9	—	—	2.7
Other income (loss)	2.4	(6.0)	—	2.5	(0.2)	(1.3)
Foreign exchange gains	—	0.1	—	0.5	—	0.6
Interest expense	—	—	—	(42.9)	—	(42.9)
Income (loss) before income taxes	$28.8	$21.4	$43.6	$(71.5)	$—	$22.3
Net additions to:
Property, plant and equipment(b)	$53.8	$59.9	$8.9	$0.9	$—	$123.5
Intangible assets	$0.8	$1.5	$0.6	$0.7	$—	$3.6

(a)         Intersegment transactions are recorded at market value.

(b)         Net additions to property, plant, and equipment, and intangible assets may not agree to changes reflected in the Consolidated Statements of Cash Flows due to classification of business acquisition and foreign exchange changes on U.S. assets.

	Six months ended June 30, 2019
	Utilities	Midstream	Power	Corporate	Intersegment Elimination (a)	Total
Segment revenue	$1,524.1	$864.7	$710.1	$0.2	$(27.1)	$3,072.0
Cost of sales	(687.5)	(607.0)	(583.0)	—	20.7	(1,856.8)
Operating and administrative	(436.5)	(121.7)	(87.2)	(19.6)	6.4	(658.6)
Accretion expenses	(0.1)	(1.9)	(0.7)	—	—	(2.7)
Depreciation and amortization	(134.1)	(43.8)	(42.2)	(5.7)	—	(225.8)
Provisions on assets (note 6)	—	—	(0.8)	—	—	(0.8)
Income from equity investments	9.6	80.5	(0.3)	—	—	89.8
Other income (loss)	14.3	39.4	683.5	(1.9)	—	735.3
Foreign exchange gains (losses)	—	(0.8)	—	0.1	—	(0.7)
Interest expense	—	—	—	(176.6)	—	(176.6)
Income (loss) before income taxes	$289.8	$209.4	$679.4	$(203.5)	$—	$975.1
Net additions (reductions) to:
Property, plant and equipment(b)	$382.9	$93.1	$(1,305.8)	$0.5	$—	$(829.3)
Intangible assets	$1.1	$3.2	$—	$4.4	$—	$8.7

(a)         Intersegment transactions are recorded at market value.

(b)         Net additions to property, plant, and equipment, and intangible assets may not agree to changes reflected in the Consolidated Statements of Cash Flows due to classification of business acquisition and foreign exchange changes on U.S. assets.

	Six months ended June 30, 2018
	Utilities	Midstream	Power	Corporate	Intersegment Elimination (a)	Total
Segment revenue	$633.9	$632.7	$314.9	$(14.7)	$(78.6)	$1,488.2
Cost of sales	(358.4)	(431.7)	(147.1)	—	74.6	(862.6)
Operating and administrative	(117.3)	(92.6)	(55.1)	(26.4)	4.3	(287.1)
Accretion expenses	(0.1)	(2.1)	(3.3)	—	—	(5.5)
Depreciation and amortization	(41.2)	(37.9)	(59.1)	(7.3)	—	(145.5)
Income from equity investments	0.7	9.6	2.5	—	—	12.8
Other income (loss)	3.8	(10.0)	—	(0.1)	(0.3)	(6.6)
Foreign exchange gains	—	—	—	0.6	—	0.6
Interest expense	—	—	—	(86.1)	—	(86.1)
Income (loss) before income taxes	$121.4	$68.0	$52.8	$(134.0)	$—	$108.2
Net additions to:
Property, plant and equipment(b)	$71.1	$106.5	$10.8	$1.2	$—	$189.6
Intangible assets	$1.3	$2.4	$0.6	$1.6	$—	$5.9

(a)         Intersegment transactions are recorded at market value.

(b)         Net additions to property, plant, and equipment, and intangible assets may not agree to changes reflected in the Consolidated Statements of Cash Flows due to classification of business acquisition and foreign exchange changes on U.S. assets.

The following table shows goodwill and total assets by segment:

	Utilities	Midstream	Power	Corporate	Total
As at June 30, 2019
Goodwill	$3,600.4	$247.2	$123.5	$—	$3,971.1
Segmented assets	$12,528.1	$6,074.2	$2,339.9	$57.8	$21,000.0
As at December 31, 2018
Goodwill	$3,450.8	$426.4	$191.0	$—	$4,068.2
Segmented assets	$12,991.3	$6,398.8	$3,814.7	$282.9	$23,487.7

24.       Subsequent Events

On July 22, 2019, AltaGas announced that it has entered into a definitive agreement for the sale of its portfolio of U.S. distributed generation assets for a purchase price of approximately US$720 million, subject to customary closing conditions. The transaction is expected to close in the third quarter of 2019.

Subsequent events have been reviewed through July 31, 2019, the date on which these unaudited condensed interim Consolidated Financial Statements were issued.

SUPPLEMENTAL QUARTERLY OPERATING INFORMATION

	Q2-19	Q1-19	Q4-18	Q3-18	Q2-18
OPERATING HIGHLIGHTS
UTILITIES
Natural gas deliveries - end use (Bcf)(1)	20.7	75.4	58.5	10.9	12.0
Natural gas deliveries - transportation (Bcf)(1)	25.2	47.6	52.0	25.7	10.9
Service sites (thousands)(2)	1,648	1,647	1,643	1,759	581
Degree day variance from normal - SEMCO Gas (%)(3)	14.5	5.7	7.5	(17.8)	14.8
Degree day variance from normal - ENSTAR (%)(3)	(16.1)	(9.4)	(19.6)	(31.2)	(6.1)
Degree day variance from normal - Washington Gas (%)(3)(4)	(44.5)	(1.1)	0.4	(4.1)	n/a
MIDSTREAM
Total inlet gas processed (Mmcf/d)(5)	1,417	1,481	1,413	1,333	1,227
Extraction volumes (Bbls/d)(5)(6)	56,990	62,332	64,522	60,945	49,728
Frac spread - realized ($/Bbl)(5)(7)	19.50	16.84	15.84	15.60	14.98
Frac spread - average spot price ($/Bbl)(5)(8)	15.27	11.79	21.00	25.87	22.19
RIPET export volumes (MT)(9)	109,966	—	—	—	—
Propane Far East Index to Mont Belvieu spread (US$/MT)(10)	177	—	—	—	—
Natural gas optimization inventory (Bcf)	31.9	13.2	35.9	36.7	1.3
WGL retail energy marketing - gas sales volumes (Mmcf)	9,360	27,411	20,750	8,155	n/a
POWER
Renewable power sold (GWh)	150	141	233	690	504
Conventional power sold (GWh)	361	263	985	1,255	642
Renewable capacity factor (%)	22.3	12.2	14.6	44.6	51.7
Contracted conventional availability factor (%)(11)	66.7	43.2	97.4	98.5	97.7
WGL retail energy marketing - electricity sales volumes (GWh)	3,125	3,080	2,911	3,000	n/a

(1)     Bcf is one billion cubic feet.

(2)     Service sites reflect all of the service sites of the utilities, including transportation and non-regulated business lines.

(3)     A degree day is a measure of coldness determined daily as the number of degrees the average temperature during the day in question is below 65 degrees Fahrenheit. Degree days for a particular period are determined by adding the degree days incurred during each day of the period. Normal degree days for a particular period are the average of degree days during the prior 15 years for SEMCO Gas, during the prior 10 years for ENSTAR, and during the prior 30 years for Washington Gas.

(4)     In certain of Washington Gas’ jurisdictions (Virginia and Maryland) there are billing mechanisms in place which are designed to eliminate the effects of variance in customer usage caused by weather and other factors such as conservation. In the District of Columbia, there is no weather normalization billing mechanism nor does Washington Gas hedge to offset the effects of weather. As a result, colder or warmer weather will result in variances to financial results.

(5)     Average for the period.

(6)     Includes Harmattan NGL processed on behalf of customers.

(7)     Realized frac spread or NGL margin, expressed in dollars per barrel of NGL, is derived from sales recorded by the segment during the period for frac exposed volumes plus the settlement value of frac hedges settled in the period less extraction premiums, divided by the total frac exposed volumes produced during the period.

(8)     Average spot frac spread or NGL margin, expressed in dollars per barrel of NGL, is indicative of the average sales price that AltaGas receives for propane, butane and condensate less extraction premiums, before accounting for hedges, divided by the respective frac exposed volumes for the period.

(9)     Energy export volumes represents propane volumes exported at RIPET since facility was placed into service in May 2019.

(10)  Average propane price spread between Argus Far East Index and Mont Belvieu TET commercial index for May and June 2019.

(11)  Calculated as the availability factor contracted under long-term tolling arrangements adjusted for occasions where partial or excess capacity payments have been added or deducted.

OTHER INFORMATION

DEFINITIONS

Bbls/d	barrels per day
Bcf	billion cubic feet
GJ	gigajoule
GWh	gigawatt-hour
Mcf	thousand cubic feet
Mmcf/d	million cubic feet per day
MT	metric tonne
MW	megawatt
MWh	megawatt-hour
MMBTU	million British thermal unit
US$	United States dollar

ABOUT ALTAGAS

AltaGas is an energy infrastructure company with a focus on regulated utilities, midstream and power. The Corporation creates value by acquiring, growing and optimizing its energy infrastructure, including a focus on clean energy sources. For more information visit: www.altagas.ca.

For further information contact:

Investment Community

1-877-691-7199

investor.relations@altagas.ca